UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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BIOGEN IDEC INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2012

To our stockholders:

The annual meeting of stockholders of Biogen Idec Inc., a Delaware corporation, will be held at 9:00 a.m., local time, on Friday, June 8, 2012 at our offices located at 15 Cambridge Center, Cambridge, Massachusetts 02142 for the following purposes:

1. To elect the twelve nominees identified in this Proxy Statement to our Board of Directors to serve for a one-year term extending until the 2013 annual meeting of stockholders and their successors are duly elected and qualified.

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

3. To hold an advisory vote on executive compensation.

4. To approve an amendment to our Amended and Restated Certificate of Incorporation to establish Delaware as the exclusive forum for resolving derivative actions and certain other disputes.

5. To approve an amendment to our Second Amended and Restated Bylaws to permit holders of at least 25% of our outstanding common stock to call a special meeting of stockholders.

6. To transact such other business as may be properly brought before the meeting and any adjournments or postponements.

Only Biogen Idec stockholders of record at the close of business on April 10, 2012 will be entitled to vote at the meeting.

Our Board of Directors recommends voting FOR the election of all of the director nominees listed in Proposal 1 and FOR Proposals 2, 3, 4 and 5.

Your vote is extremely important regardless of the number of shares you own. Whether or not you expect to attend the annual meeting in person, we urge you to vote as promptly as possible by telephone or by Internet or by signing, dating and returning a printed proxy card or voting instruction form, as applicable.

BY ORDER OF OUR BOARD OF DIRECTORS,

SUSAN H. ALEXANDER,

Secretary

133 Boston Post Road

Weston, Massachusetts 02493

April     , 2012

Biogen Idec Inc.

133 Boston Post Road

Weston, Massachusetts 02493

PROXY STATEMENT FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2012

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

We are making this Proxy Statement and other annual meeting materials available to you on the Internet or, upon your request, sending printed versions of these materials to you by mail because the Board of Directors of Biogen Idec Inc. (Biogen Idec or Company) is soliciting your proxy to vote at our 2012 annual meeting of stockholders (Annual Meeting) to be held at 9:00 a.m., local time, on Friday, June 8, 2012 at our offices located at 15 Cambridge Center, Cambridge, Massachusetts 02142 for the purposes summarized in the accompanying Notice of 2012 Annual Meeting of Stockholders. Our 2011 Summary Annual Report and 2011 Annual Report on Form 10-K are also available with this Proxy Statement.

Who can vote?

Each share of our common stock that you own as of the close of business on the record date of April 10, 2012 (Record Date) entitles you to one vote on each matter to be voted upon at the Annual Meeting. As of the Record Date,                     shares of our common stock were outstanding and entitled to vote. We are making this Proxy Statement and other Annual Meeting materials available on the Internet or, upon request, sending printed versions of these materials on or about April     , 2012 to all stockholders of record as of the Record Date. For 10 days before the Annual Meeting, a list of stockholders entitled to vote will be available for inspection at our offices located at 133 Boston Post Road, Weston, Massachusetts 02493. If you would like to review the list, please call our Investor Relations department at (781) 464-2442.

Who can attend the Annual Meeting?

Attendance at the Annual Meeting will be limited to stockholders of Biogen Idec as of the Record Date (or their authorized representatives). If your shares are held by a bank, broker or other nominee, please bring to the Annual Meeting your bank or broker statement evidencing your beneficial ownership of Biogen Idec stock to gain admission to the Annual Meeting. Stockholders who plan to attend the Annual Meeting must present valid photo identification. Stockholders of record will be verified against an official list available at the registration area. We reserve the right to deny admittance to anyone who cannot show sufficient proof of share ownership as of the Record Date.

How do proxies work?

Our Board of Directors is asking for your proxy authorizing us to vote your shares at the Annual Meeting in the manner you direct. You may abstain from voting on any matter. If you submit your proxy without specifying your voting instructions, we will vote your shares as follows:

•	Election of Directors: FOR the election of each of our director nominees;

•

Ratification of PricewaterhouseCoopers LLP:    FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

•	Advisory Vote on Executive Compensation: FOR the advisory vote on executive compensation;

•

Amendment to Certificate of Incorporation:    FOR the approval of the amendment to our Amended and Restated Certificate of Incorporation to establish Delaware as the exclusive forum for resolving derivative actions and certain other disputes;

•

Amendment to Bylaws:    FOR the approval of the amendment to our Second Amended and Restated Bylaws to permit holders of at least 25% of our outstanding common stock to call a special meeting of stockholders; and

•	As to any other matter that may properly come before the meeting or any adjournment or postponement, in accordance with our best judgment.

Shares represented by valid proxies received in time for the Annual Meeting and not revoked before the Annual Meeting will be voted at the Annual Meeting. You can revoke your proxy and change your vote in the manner described below (under “How can I change my vote?”). If your shares are held through a bank, broker or other nominee, please follow the instructions that you were provided.

How do I vote?

It is important that your shares are represented at the Annual Meeting, whether or not you attend the Annual Meeting in person.

If you are a registered stockholder (also called a “record holder”), there are four ways to vote:

•

Telephone:    By calling the toll-free telephone number indicated on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•

Internet:    By going to the Internet website indicated on your Notice of Internet Availability of Proxy Materials or proxy card. As with telephone voting, you can confirm that your instructions have been properly recorded.

•	Mail: By signing, dating and returning a printed proxy card.

•

In Person:    By submitting a written ballot in person at the Annual Meeting. To obtain directions to attend the Annual Meeting, please contact our Investor Relations department at (781) 464-2442. We will pass out ballots at the Annual Meeting to anyone who wishes to vote in person.

If your shares are held in a brokerage account in your broker’s name (this is called “street name”), please follow the voting instructions provided by your bank, broker or other nominee. In most cases, you may submit voting instructions by telephone or by Internet to your bank, broker or other nominee, or you can sign, date and return a voting instruction form to your bank, broker or other nominee. If you provide specific voting instructions by telephone, by Internet or by mail, your bank, broker or other nominee must vote your shares as you have directed. If you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We have elected to provide access to our proxy materials on the Internet, consistent with the rules of the Securities and Exchange Commission (SEC). Accordingly, in most instances we are mailing a Notice of Internet Availability of Proxy Materials to our stockholders. You can access our proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or you may request printed versions of our proxy materials for the Annual Meeting. Instructions on how to access our proxy materials on the Internet or to request printed versions are provided in the Notice of Internet Availability of Proxy Materials. In addition, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

What does it mean if I receive more than one notice regarding the Internet availability of proxy materials or more than one set of printed proxy materials?

If you hold your shares in more than one account, you may receive a separate Notice of Internet Availability of Proxy Materials or a separate set of printed proxy materials, including a separate proxy card or voting instruction form, for each account. To ensure that all of your shares are voted, please vote by telephone or by Internet or sign, date and return a proxy card or voting instruction form for each account.

How can I change my vote?

You may revoke your proxy and change your vote at any time before the Annual Meeting by:

•	Re-voting by telephone or by Internet as instructed above. Only your latest telephone or Internet vote will be counted.

•	Signing and dating a new proxy card or voting instruction form and submitting it as instructed above. Only your latest proxy card or voting instruction form will be counted.

•	If your shares are registered in your name, delivering timely written notice of revocation to the Secretary, Biogen Idec Inc., 133 Boston Post Road, Weston, Massachusetts 02493.

•

Attending the Annual Meeting in person and voting in person. Attending the Annual Meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it. If your shares are held in “street name” by a bank, broker or other nominee, you must request a legal proxy from your bank, broker or other nominee to vote in person at the Annual Meeting.

Only your latest vote, in whatever form, will be counted.

Will my shares be counted if I do not vote?

If you are a record holder and do not vote by telephone or by Internet or by signing, dating and returning a printed proxy card, your shares will not be voted.

If you are the beneficial owner of shares held in “street name,” your bank, broker or other nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If no voting instructions are provided, these record holders can vote your shares only on discretionary, or routine, matters and not on non-discretionary, or non-routine, matters. Uninstructed shares whose votes cannot be counted on non-routine matters result in what are commonly referred to as “broker non-votes.”

If you do not give your broker voting instructions, your broker (1) will be entitled to vote your shares on the ratification of our independent accounting firm and (2) will not be entitled to vote your shares on the election of directors, the advisory vote on executive compensation, the amendment to our Amended and Restated Certificate of Incorporation or the amendment to our Second Amended and Restated Bylaws. We urge you to provide instructions to your bank, broker or other nominee so that your votes may be counted on all of these important matters.

You should vote your shares by telephone or by Internet according to the instructions provided by your bank, broker or other nominee or by signing, dating and returning a printed voting instruction form to your bank, broker or other nominee to ensure that your shares are voted on your behalf.

How many shares must be present to hold the Annual Meeting?

A majority of our outstanding shares of common stock as of the Record Date must be present at the Annual Meeting to hold the Annual Meeting and conduct business. This is called a quorum. Shares voted in the manner described above (under “How do I vote?”) will be counted as present at the Annual Meeting. Shares that are present and entitled to vote on one or more of the matters to be voted upon are counted as present for establishing a quorum. If a quorum is not present, we expect that the Annual Meeting will be adjourned until we obtain a quorum.

What vote is required to approve each proposal and how are votes counted?

•

Election of Directors:    Directors are elected by majority vote — that is, if more votes are cast for that director’s election than against. Abstentions and broker non-votes, if any, are not counted for purposes of electing directors and will have no effect on the results of this vote.

•

Ratification of PricewaterhouseCoopers LLP:    The affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting is required to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Abstentions will have the effect of votes against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent accounting firm, thus we do not expect any broker non-votes on this proposal. To the extent there are any broker non-votes, they will have the effect of a vote against this proposal.

•

Advisory Vote on Executive Compensation:    Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders in this advisory vote, and our Compensation and Management Development Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

•

Amendment to Certificate of Incorporation:    The affirmative vote of the holders of a majority of the stock issued and outstanding and entitled to vote on the proposal is required to approve the amendment to our Amended and Restated Certificate of Incorporation to establish Delaware as the exclusive forum for resolving derivative actions and certain other disputes. Abstentions and broker non-votes will have the effect of votes against this proposal.

•

Amendment to Bylaws:    The affirmative vote of the holders of a majority of the stock issued and outstanding and entitled to vote on the proposal is required to approve the amendment to our Second Amended and Restated Bylaws to permit holders of at least 25% of our outstanding common stock to call a special meeting of stockholders. Abstentions and broker non-votes will have the effect of votes against this proposal.

Are there other matters to be voted on at the Annual Meeting?

We do not know of any other matters that may come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting, your proxy authorizes us to vote, or otherwise act, in accordance with our best judgment.

Where do I find the voting results of the Annual Meeting?

We will publish voting results in a Current Report on Form 8-K filed with the SEC within four business days after the end of the Annual Meeting. You may request a copy of this Form 8-K by contacting Investor Relations, Biogen Idec Inc., 133 Boston Post Road, Weston, Massachusetts 02493, (781) 464-2442. You will also be able to find a copy of this Form 8-K on the Internet through the SEC’s electronic data system called EDGAR at www.sec.gov or through the “Investors” section of our website, www.biogenidec.com.

Who should I call if I have any questions?

If you have any questions or require any assistance with voting your shares, please contact your bank, broker or other nominee holding your shares, or our Investor Relations department at (781) 464-2442.

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders To Be Held on June 8, 2012: The Notice of 2012 Annual Meeting of Stockholders, Proxy Statement, 2011 Summary Annual Report and 2011 Annual Report on Form 10-K are available at the following website: www.edocumentview.com/BIIB.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors currently consists of the following directors, each serving a one-year term extending until the Annual Meeting and until their successors are duly elected and qualified:

Alexander J. Denner	Caroline D. Dorsa	Nancy L. Leaming
Richard C. Mulligan	Robert W. Pangia	Stelios Papadopoulos
Brian S. Posner	Eric K. Rowinsky	George A. Scangos
Lynn Schenk	Stephen A. Sherwin	William D. Young

These twelve directors are standing for re-election to serve a one-year term extending until the 2013 annual meeting of stockholders and until their successors are duly elected and qualified, unless they resign or are removed. Our Board of Directors has nominated these twelve directors for re-election based on its carefully considered judgment that the experience, qualifications, attributes and skills of our nominees qualify them to serve on our Board of Directors. As described in detail below, our nominees have considerable professional and business expertise.

If any of our nominees is unable to serve on our Board of Directors, the shares represented by your proxy will be voted for the election of such other person as may be nominated by our Board of Directors. In addition, in full compliance with all applicable state and federal laws and regulations, we will file an amended proxy statement and proxy card that, as applicable, (1) identifies the alternate nominee(s), (2) discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected and (3) includes the disclosure required by Item 7 of Schedule 14A with respect to such nominees. We know of no reason why any nominee would be unable to accept nomination or election. All nominees have consented to be named in this Proxy Statement and to serve if elected.

Our Nominees for Director

Alexander J. Denner, Ph.D. (Director since June 2009)	Dr. Denner, 42, has been a private investor since November 2011. From 2006 to November 2011, Dr. Denner served as Managing Director of private investment funds affiliated with Carl C. Icahn. From 2005 to May 2006, he served as a portfolio manager specializing in healthcare investments for Viking Global Investors, a private investment fund. Prior to that, Dr. Denner served in a variety of roles at Morgan Stanley, a financial services company, beginning in 1996, including as portfolio manager of healthcare and biotechnology mutual funds.

Dr. Denner is the Chairman of Enzon Pharmaceuticals, Inc. and a member of the board of directors of Amylin Pharmaceuticals, Inc., both life sciences companies. During the past five years, Dr. Denner has also served as a director of ADVENTRX Pharmaceuticals, Inc. and ImClone Systems Incorporated, both life sciences companies.

Dr. Denner has experience overseeing the operations and research and development of biopharmaceutical companies and evaluating corporate governance matters. He also has extensive experience as an investor, particularly with respect to healthcare companies, and possesses broad life sciences industry knowledge.

Caroline D. Dorsa (Director since January 2010)	Ms. Dorsa, 52, has been the Executive Vice President and Chief Financial Officer of Public Service Enterprise Group Incorporated, a diversified energy company, since April 2009 and served on that company’s board of directors from 2003 to April 2009. From February 2008 to April 2009, she served as Senior Vice President, Global Human Health, Strategy and Integration at Merck & Co., Inc., a pharmaceutical company. From November 2007 to January 2008, Ms. Dorsa served as Senior Vice President and Chief Financial Officer of Gilead Sciences, Inc., a life sciences company. From February 2007 to November 2007, she served as Senior Vice President and Chief Financial Officer of Avaya, Inc., a telecommunications company. From 1987 to January 2007, Ms. Dorsa held various financial and operational positions at Merck & Co., Inc., including Vice President and Treasurer, Executive Director of U.S. Customer Marketing and Executive Director of U.S. Pricing and Strategic Planning.

Ms. Dorsa has financial and accounting expertise and a deep knowledge of the pharmaceutical industry. Her strategic perspective on the industry is particularly valuable to our Board of Directors as it oversees our growth initiatives and reviews both internal development projects and external opportunities.

Nancy L. Leaming (Director since January 2008)	Ms. Leaming, 64, has been an independent consultant since 2005. From 2003 to 2005, she served as the Chief Executive Officer and President of Tufts Health Plan, a provider of healthcare insurance. From 1986 to 2003, Ms. Leaming served in several executive positions at Tufts Health Plan, including President, Chief Operating Officer and Chief Financial Officer.

Ms. Leaming is a member of the boards of directors of Hologic, Inc., a provider of diagnostic and surgical products, and Edgewater Technology, Inc., a technology management consulting firm.

Ms. Leaming has well-developed leadership skills and financial acumen and provides insights into the healthcare reimbursement and payor market, where she served for 20 years in senior operational, financial and managerial roles.

Richard C. Mulligan, Ph.D. (Director since June 2009)	Dr. Mulligan, 57, has been the Mallinckrodt Professor of Genetics at Harvard Medical School and Director of the Harvard Gene Therapy Initiative since 1996. Prior to that, he was Professor of Molecular Biology at the Massachusetts Institute of Technology, a member of the Whitehead Institute for Biomedical Research, and the Chief Scientific Officer of Somatix Therapy Corporation, a drug discovery and development company that he founded. Dr. Mulligan was named a MacArthur Foundation Fellow in 1981.

Dr. Mulligan is Vice Chairman of Enzon Pharmaceuticals, Inc. and a member of the board of directors of Cellectis SA, both life sciences companies. During the past five years, Dr. Mulligan has also served as a director of ImClone Systems Incorporated, a life sciences company.

Dr. Mulligan has scientific expertise in the areas of molecular biology, genetics, gene therapy and biotechnology, as well as extensive experience within the life sciences industry, including overseeing the operations and research and development of biopharmaceutical companies.

Robert W. Pangia (Director since 1997)	Mr. Pangia, 60, has been the Chief Executive Officer of Ivy Sports Medicine, LLC, a medical device company, since July 2011. He has also been a partner in Ivy Capital Partners, LLC, the general partner of Ivy Healthcare Capital, L.P., a private equity fund specializing in healthcare investments, since 2003. From October 2007 to October 2009, he served as the Chief Executive Officer of Highlands Acquisition Corp., a special purpose acquisition company. From 1996 to 2003, Mr. Pangia was self-employed as an investment banker. From 1987 to 1996, he held various senior management positions at PaineWebber, a financial services company, including Executive Vice President and Director of Investment Banking for PaineWebber Incorporated of New York, member of the board of directors of PaineWebber, Inc., Chairman of PaineWebber Properties, Inc., and member of several of PaineWebber’s executive and operating committees.

During the past five years, Mr. Pangia has served as a director of McAfee, Inc., a security technology company.

Mr. Pangia has significant financial acumen, breadth of expertise within the healthcare industry, and extensive knowledge of Biogen Idec derived from his 15 year tenure as a director.

Stelios Papadopoulos, Ph.D. (Director since July 2008)	Dr. Papadopoulos, 63, is the Chairman of Exelixis, Inc., a drug discovery and development company that he co-founded in 1994. Previously, he was an investment banker with Cowen & Co., LLC, a financial services company, focusing on the biotechnology and pharmaceutical sectors, from 2000 until his retirement as Vice Chairman in August 2006. Prior to joining Cowen & Co., Dr. Papadopoulos served for 13 years as an investment banker at PaineWebber, Inc., a financial services company, where he was most recently Chairman of PaineWebber Development Corp., a PaineWebber subsidiary focusing on biotechnology.

Dr. Papadopoulos is a member of the board of directors of BG Medicine, Inc., a life sciences company. During the past five years, Dr. Papadopoulos has also served as a director of Anadys Pharmaceuticals, Inc., a life sciences company.

Having founded multiple life sciences companies and worked as an investment banker focused on the life sciences industry, Dr. Papadopoulos brings to our Board of Directors a first-hand understanding of the demands of establishing, growing and running life sciences businesses.

Brian S. Posner (Director since July 2008)	Mr. Posner, 50, has been a private investor since March 2008 and is the President of Point Rider Group LLC, a consulting and advisory services firm within the financial services industry. From 2005 to March 2008, Mr. Posner served as the Chief Executive Officer and co-Chief Investment Officer of ClearBridge Advisors LLC, an asset management company and a wholly-owned subsidiary of Legg Mason. Prior to that, Mr. Posner co-founded Hygrove Partners LLC, a private investment fund, in 2000 and served as its Managing Partner for five years. He served as a portfolio manager and an analyst at Fidelity Investments, a financial services company, from 1987 to 1996 and, from 1997 to 1999, at Warburg Pincus Asset Management/Credit Suisse Asset Management where he also served as co-Chief Investment Officer and Director of Research.

Mr. Posner is a member of the board of directors of Arch Capital Group Ltd., an insurance company, and BG Medicine, Inc., a life sciences company, and is a member of the board of trustees of AQR Mutual Funds, an investment fund. During the past five years, Mr. Posner has also served as a director of Anadys Pharmaceuticals, Inc., a life sciences company, and as a trustee of RiverPark Funds, an investment fund.

Given his substantial experience as a leading institutional investment manager and advisor, Mr. Posner brings a professional investor’s perspective and financial expertise that is valuable to our Board of Directors as it oversees our strategy for enhancing stockholder value.

Eric K. Rowinsky, M.D. (Director since March 2010)	Dr. Rowinsky, 55, has been the Head of Research and Development and Chief Medical Officer of Stemline Therapeutics, Inc., a biotechnology company focusing on the discovery and development of therapeutics targeting cancer stem cells, since January 2012. Dr. Rowinsky is also an Adjunct Professor of Medicine at New York University and has been an independent consultant since January 2010. Prior to that, he was the Chief Medical Officer of Primrose Therapeutics, Inc., a start-up biotechnology company focusing on the development of therapeutics for polycystic kidney disease, from August 2010 until its acquisition in September 2011. From 2005 to December 2009, he served as the Chief Medical Officer and Executive Vice President of ImClone Systems Incorporated, a life sciences company. From 1996 to 2004, Dr. Rowinsky held several positions at the Cancer Therapy & Research Center’s Institute for Drug Development, including Director of the Institute and Director of Clinical Research. During that time, he held the SBC Endowed Chair for Early Drug Development and Clinical Professor of Medicine at the University of Texas Health Science Center at San Antonio. From 1988 to 1996, Dr. Rowinsky was an Associate Professor of Oncology at the Johns Hopkins School of Medicine and on the staff of the Johns Hopkins Hospital.

Dr. Rowinsky is a member of the boards of directors of Coronado Biosciences, Inc. and Navidea Biopharmaceuticals, Inc., both life sciences companies. During the past five years, Dr. Rowinsky has also served as a director of ADVENTRX Pharmaceuticals, Inc. and Tapestry Pharmaceuticals, Inc., both life sciences companies.

Dr. Rowinsky has extensive research and drug development experience, oncology expertise, and broad scientific and medical knowledge.

George A. Scangos, Ph.D. (Director since July 2010)	Dr. Scangos, 63, is our Chief Executive Officer and has served in this position since July 2010. From 1996 to July 2010, Dr. Scangos served as the President and Chief Executive Officer of Exelixis, Inc., a drug discovery and development company. From 1993 to 1996, Dr. Scangos served as the President of Bayer Biotechnology, where he was responsible for research, business development, process development, manufacturing, engineering and quality assurance of Bayer’s biological products. Before joining Bayer in 1987, Dr. Scangos was a Professor of Biology at Johns Hopkins University for six years. Dr. Scangos served as the Chair of the California Healthcare Institute in 2010 and was a member of the Board of the Global Alliance for TB Drug Development until 2010. He is also a member of the Board of Visitors of the University of California, San Francisco School of Pharmacy, and the National Board of Visitors of the University of California, Davis School of Medicine, and is an Adjunct Professor of Biology at Johns Hopkins.

Dr. Scangos is a member of the board of directors of Exelixis, Inc. During the past five years, Dr. Scangos has also served as a director of Anadys Pharmaceuticals, Inc., a life sciences company.

Dr. Scangos has extensive training as a scientist, significant knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, and a comprehensive leadership background resulting from service on various boards of directors and as an executive in the pharmaceutical industry.

Lynn Schenk (Director since 1995)	Ms. Schenk, 67, is an attorney and consultant in private practice with extensive public policy and business experience. She is also a trustee of The Scripps Research Institute. From 1999 to 2003, she served as Chief of Staff to the Governor of California, during which time she led the effort to create the Institutes for Science and Innovation at the University of California. From 1993 to 1995, Ms. Schenk was a Member of the United States House of Representatives, representing San Diego, California and served on the House Energy & Commerce Committee with a special emphasis on biotechnology. From 1980 to 1983, she was the California Secretary of Business, Transportation and Housing.

Ms. Schenk is a member of the board of directors of Sempra Energy, an energy services and development company.

Ms. Schenk’s strong public policy, government, legal and private sector experience provides vital insights to our Board of Directors about significant issues affecting the highly regulated life sciences industry. She brings public sector operations and management expertise to our Board of Directors and has extensive knowledge of Biogen Idec derived from her 17 year tenure as a director.

Stephen A. Sherwin, M.D. (Director since March 2010)	Dr. Sherwin, 63, has been the Chairman of Ceregene, Inc., a life sciences company that he co-founded, since 2001. From 1990 to October 2009, he served as the Chief Executive Officer of Cell Genesys, Inc., a life sciences company, and was the company’s Chairman from 1994 to October 2009. Prior to that, he held various positions at Genentech, Inc., a life sciences company, most recently as Vice President, Clinical Research. Dr. Sherwin is board certified in internal medicine and medical oncology and currently serves as a Clinical Professor of Medicine at the University of California, San Francisco.

Dr. Sherwin is a member of the boards of directors of Neurocrine Biosciences, Inc. and Rigel Pharmaceuticals, Inc., both life sciences companies, and BioSante Pharmaceuticals, Inc., a pharmaceutical company. He is also Chairman Emeritus of the Biotechnology Industry Organization.

Dr. Sherwin has extensive knowledge of the life sciences industry and brings more than 25 years of experience in senior leadership positions at large and small publicly traded life sciences companies to our Board of Directors.

William D. Young (Director since 1997)	Mr. Young, 67, has served as our independent Chairman since January 2010. He has also been a venture partner in Clarus Ventures, LLC, a life sciences venture capital firm, since March 2010 and has served as the Executive Chairman of NanoString Technologies, Inc., a provider of molecular diagnostics and a portfolio company of Clarus Ventures, since February 2010. From 1999 to August 2009, Mr. Young served as the Chief Executive Officer of Monogram Biosciences, Inc., a provider of molecular diagnostics, and as its Chairman from 1998 to August 2009. From 1980 to 1999, he held several positions at Genentech, Inc., a life sciences company, and served as its Chief Operating Officer from 1997 to 1999. Prior to joining Genentech, Mr. Young was with Eli Lilly & Co., a pharmaceutical company, for 14 years. He was elected to the National Academy of Engineering in 1993 for his contributions to biotechnology.

Mr. Young is a member of the boards of directors of Theravance, Inc. and BioMarin Pharmaceutical Inc., both life sciences companies.

Mr. Young has extensive operational experience, leadership skills and knowledge of the life sciences industry through service on boards of directors and as an executive as well as a broad understanding of Biogen Idec through his service as a director over the past 15 years.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH DIRECTOR NOMINEE NAMED ABOVE.

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Finance and Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. PricewaterhouseCoopers served as our independent registered public accounting firm in connection with the audit for the fiscal year ended December 31, 2011. Although stockholder approval of the Finance and Audit Committee’s selection of PricewaterhouseCoopers is not required, our Board of Directors believes that it is a matter of good corporate practice to solicit stockholder ratification of this selection. If our stockholders do not ratify the selection of PricewaterhouseCoopers as our independent registered public accounting firm, the Finance and Audit Committee will reconsider its selection. Even if the selection is ratified, the Finance and Audit Committee always has the ability to change the engagement of PricewaterhouseCoopers if it determines that a change is in Biogen Idec’s best interest. Representatives of PricewaterhouseCoopers will attend the Annual Meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Audit and Other Fees

The following table shows fees for professional audit services billed to us by PricewaterhouseCoopers for the audit of our annual consolidated financial statements for the years ended December 31, 2011 and December 31, 2010, and fees billed to us by PricewaterhouseCoopers for other services provided during 2011 and 2010:

Fees	2011	2010
Audit fees	$3,684,843	$3,440,307
Audit-related fees	101,122	61,304
Tax fees*	2,074,627	1,632,008
All other fees	7,100	8,715

Total	$5,867,692	$5,142,334

*	Includes tax compliance fees of $1,302,490 in 2011 and $1,291,040 in 2010.

Audit fees are fees for the audit of our 2011 and 2010 consolidated financial statements included in our Annual Reports on Form 10-K, reviews of our condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, review of the consolidated financial statements incorporated by reference into our outstanding registration statements, and statutory audit fees in overseas jurisdictions.

Audit-related fees are fees that principally relate to assurance and related services that are reasonably related to the performance of the audits and reviews of our consolidated financial statements, including audits of employee benefit plan information.

Tax fees are fees for tax compliance and planning services.

All other fees are fees that principally relate to audit procedures performed in connection with educational resources in 2011 and 2010.

Policy on Pre-Approval of Audit and Non-Audit Services

The Finance and Audit Committee has the sole authority to approve the scope of the audit and any audit-related services as well as all audit fees and terms. The Finance and Audit Committee must pre-approve any audit and non-audit services provided by our independent registered public accounting firm. The Finance and Audit Committee will not approve the engagement of the independent registered public accounting firm to perform any services that the independent registered public accounting firm would be prohibited from providing under applicable securities laws, NASDAQ requirements or Public Company Accounting Oversight Board rules. In assessing whether to approve the use of our independent registered public accounting firm to provide permitted non-audit services, the Finance and Audit Committee tries to minimize relationships that could appear to impair the objectivity of our independent registered public accounting firm. The Finance and Audit Committee will approve permitted non-audit services by our independent registered public accounting firm only when it will be more effective or economical to have such services provided by our independent registered public accounting firm than by another firm.

The Finance and Audit Committee annually reviews and pre-approves the audit, audit-related, tax, and other permissible non-audit services that can be provided by the independent registered public accounting firm. Any proposed services exceeding pre-set levels or amounts will require separate pre-approval by the Finance and Audit Committee, although our Chief Accounting Officer can approve up to an additional $50,000 in the aggregate per calendar year for categories of services that the Finance and Audit Committee has pre-approved. In addition, any pre-approved services for which no pre-approved cost level has been set or which would exceed the pre-approved cost by an amount that would cause the aggregate $50,000 amount to be exceeded must be separately pre-approved by the Finance and Audit Committee.

The Finance and Audit Committee has delegated pre-approval authority to the Chair of the Finance and Audit Committee within the guidelines discussed above. The Chair of the Finance and Audit Committee is required to inform the Finance and Audit Committee of each pre-approval decision at the next regularly scheduled Finance and Audit Committee meeting.

All of the services provided by PricewaterhouseCoopers during 2011 were pre-approved in accordance with this policy.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Compensation Discussion and Analysis, which appears later in this Proxy Statement, describes our executive compensation program and the compensation decisions that the Compensation and Management Development Committee and our Board of Directors made in 2011 with respect to the compensation of our named executive officers (listed in the Summary Compensation Table). As required pursuant to Section 14A of the Securities Exchange Act, our Board of Directors is asking that stockholders cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As we describe in our Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. In particular, our compensation program rewards financial, strategic and operational performance and the goals set for each performance category support our long-range plans. In light of our strong performance in 2011, we believe that the compensation paid to our named executive officers was appropriate. Highlights of our 2011 performance include: our revenue, free cash flow and non-GAAP earnings per share (non-GAAP EPS) for 2011 exceeded the targets we set for our compensation programs; our 2011 revenue and non-GAAP EPS performance metrics, as adjusted in accordance with the 2011 Annual Cash Incentive Plan, increased by 6% and 15%, respectively, over the comparable 2010 adjusted performance metrics; and common stock price performance increased 64% in 2011. In addition, to discourage excessive risk taking, we maintain policies for share ownership and recoupment of compensation, cap payments under our annual cash incentive plan, and require multi-year vesting of long-term incentive awards.

For these reasons, our Board of Directors is asking that stockholders support this proposal. Although the vote you are being asked to cast is non-binding, we value the views of our stockholders, and the Compensation and Management Development Committee and our Board of Directors will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Based on the voting results from the 2011 annual meeting of stockholders, our Board of Directors has determined to hold a non-binding, advisory vote on the compensation of our named executive officers every year until the next required stockholder vote on the frequency of such advisory vote. The next stockholder vote on the frequency of such advisory vote currently is expected to be held at the 2017 annual meeting of stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 4 — APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION ESTABLISHING DELAWARE AS EXCLUSIVE FORUM FOR CERTAIN DISPUTES

Our Board of Directors is proposing an amendment to our Amended and Restated Certificate of Incorporation (Certificate of Incorporation) to add a new Article XII (renumbering the current Article XII as Article XIII) designating the Court of Chancery of the State of Delaware the sole and exclusive forum for specified legal actions unless our Board of Directors or one of its committees otherwise consents to a different forum. This designation of the Court of Chancery would apply to (1) any derivative action brought on behalf of Biogen Idec and (2) any direct action brought by a stockholder against Biogen Idec or any of our directors or officers alleging a violation of the Delaware General Corporation Law, our Certificate of Incorporation or Bylaws or breach of fiduciary duties or other violation of Delaware decisional law relating to the internal affairs of Biogen Idec, in each case excluding actions in which the Court of Chancery of the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts and can be subject to the jurisdiction of another court within the United States.

Our existing Bylaws include a substantially similar provision for exclusive jurisdiction. However, because our Board of Directors believes this matter is an important issue of corporate governance that is of interest to our stockholders, our Board of Directors determined that it is advisable to submit the provision to a stockholder vote memorializing the provision in our Certificate of Incorporation. If our stockholders do not approve this proposal, our Board of Directors will repeal the existing Bylaw.

This amendment is intended to avoid subjecting Biogen Idec to multiple lawsuits in multiple jurisdictions on matters relating to the corporate law of Delaware, our state of incorporation. The ability to require such actions to be brought in a single forum provides numerous benefits to Biogen Idec and our stockholders. Specifically, Biogen Idec and our stockholders benefit from having disputes resolved by the Delaware Court of Chancery, which is widely regarded as the preeminent court for the determination of disputes involving a corporation’s internal affairs in terms of precedent, experience and focus. The Delaware Chancery Court has experienced jurists who have a deep understanding of Delaware corporate law and the duties of directors and officers. Delaware’s well-developed body of case law provides stockholders with more certainty about the outcome of intra-corporate disputes. By ensuring that intra-corporate disputes are heard in a Delaware court, Biogen Idec and our stockholders avoid costly and duplicative litigation, the risk that Delaware law would be misapplied by a court in another jurisdiction and the risk of inconsistent outcomes when two similar cases proceed in different courts. Lastly, the Delaware Court of Chancery is typically able to resolve corporate disputes on an accelerated schedule, limiting the time, cost and uncertainty of protracted litigation. For all of these reasons, our Board of Directors believes that providing for Delaware as the exclusive forum for the types of actions listed above is in the best interest of Biogen Idec and our stockholders. At the same time, our Board of Directors believes that Biogen Idec should retain the ability to consent to an alternative forum on a case-by-case basis where our Board of Directors or one of its committees determines that Biogen Idec’s interests and those of our stockholders are best served by permitting such an action to proceed in a forum other than the Delaware Court of Chancery.

Although exclusive jurisdiction provisions such as is proposed here are becoming increasingly common, and we know of no reason a court in another state would not be willing to enforce its terms, we cannot be sure that such a court would enforce the provision and transfer any covered proceeding to the Delaware courts.

If this amendment is approved by our stockholders, it will become effective upon the filing of a certificate of amendment with the Delaware Secretary of State, which we intend to do promptly following action by stockholders at the Annual Meeting. If this amendment is not approved by our stockholders, the certificate of amendment will not be filed with the Delaware Secretary of State and our Board of Directors will repeal the substantially similar provision currently in our Bylaws.

The complete text of the proposed amendment is set forth in Appendix A.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION ESTABLISHING DELAWARE AS THE EXCLUSIVE FORUM FOR DERIVATIVE ACTIONS AND CERTAIN OTHER DISPUTES.

PROPOSAL 5 — APPROVAL OF AMENDMENT TO BYLAWS PERMITTING STOCKHOLDERS TO CALL SPECIAL MEETINGS

Our Board of Directors is proposing, for approval by our stockholders, an amendment to our Second Amended and Restated Bylaws (Bylaws) to permit a person (or group of persons) beneficially owning at least twenty-five percent (25%) of our outstanding common stock and who has held the stock in a net long position continuously for at least one year to call a special meeting of stockholders. Currently, only the Chairman of the Board, the Chief Executive Officer or a majority of our Board of Directors may call a special meeting of the stockholders.

Our Board of Directors believes that establishing an ownership threshold of 25% in order to request a special meeting strikes a reasonable balance between enhancing stockholder rights and protecting against the risk that a small minority of stockholders could trigger a special meeting. In light of the resulting financial expense and possible disruption to our business of holding a special meeting, our Board of Directors believes special meetings should only be called to consider events that are of interest to a significant base of stockholders and that cannot wait until the next annual meeting. For every special meeting of stockholders, we would have to prepare and mail a notice to each stockholder and would also likely be required to prepare and mail proxy materials, which results in significant legal, printing and mailing expenses, as well as other costs normally associated with holding a meeting of stockholders. Additionally, preparing for stockholder meetings requires significant attention of our directors, officers and employees, diverting their attention away from performing their primary function, which is to operate our business in the best interests of our stockholders.

Establishing a 25% threshold for the right of stockholders to call a special meeting would ensure that the matter being proposed for consideration had significant support among our stockholders. The requirement that stockholders requesting a special meeting must have held a net long position in our common stock for at least one year ensures that stockholders seeking to exercise this right have more than just a short-term interest in the Company. Further, the proposed amendment contains additional provisions that are intended to avoid the cost and distraction that would result from multiple stockholder meetings being held in a short time period.

The proposed right to call special stockholder meetings would be in addition to the right that our stockholders currently have to act by written consent, which allows any stockholder the opportunity to solicit stockholder approval at any time on matters that are appropriate for stockholder action under Delaware law.

Our Board of Directors is strongly committed to good governance practices and believes the proposed amendment to our Bylaws is in the best interests of the Company.

The complete text of the proposed amendment is set forth in Appendix B.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO OUR BYLAWS PERMITTING STOCKHOLDERS TO CALL SPECIAL MEETINGS.

STOCK OWNERSHIP

The following table and accompanying notes provide information about the beneficial ownership of our common stock by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers (listed in the Summary Compensation Table);

•	each of our directors and nominees for director; and

•	all of our directors and executive officers as a group.

Except as otherwise noted, the persons identified have sole voting and investment power with respect to the shares of our common stock beneficially owned. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the shares. Except as otherwise noted, the information below is as of March 12, 2012 (Ownership Date).

Name	Shares Beneficially Owned	Shares Subject to Options and Restricted Stock Units (1)	Percentage of Outstanding Shares (2)
PRIMECAP Management Company (3)	23,835,526		10.0%
225 South Lake Avenue, Suite 400 Pasadena, CA 91101
FMR LLC (4)	21,092,132		8.8%
82 Devonshire Street Boston, MA 02109
BlackRock, Inc. (5)	17,256,111		7.2%
40 East 52nd Street New York, NY 10022
Capital Research Global Investors (6)	14,115,300		5.9%
333 South Hope Street Los Angeles, CA 90071
Vanguard Chester Funds (7)	12,104,500		5.1%
100 Vanguard Boulevard Malvern, PA 19355
Susan H. Alexander	10,185	147,870	*
Paul J. Clancy	23,612	119,118	*
John G. Cox	9,047	13,585	*
Alexander J. Denner	7,980	29,309	*
Caroline D. Dorsa	8,243	25,904	*
Francesco Granata (8)	3,529		*
Steven H. Holtzman	3,501		*
Nancy L. Leaming	3,435		*
Richard C. Mulligan	7,980	29,309	*
Robert W. Pangia	13,678	55,750	*
Stelios Papadopoulos	10,030	46,675	*
Brian S. Posner	9,730	4,900	*
Eric K. Rowinsky	6,235	11,667	*
George A. Scangos	24,173		*
Lynn Schenk (9)	15,580	5,975	*
Stephen A. Sherwin	3,735	24,659	*
Douglas E. Williams	3,705		*
William D. Young	21,059		*
Executive officers and directors as a group (20 persons) (9)	181,908	516,138	*

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)	Includes options that will become exercisable and restricted stock units that will vest within 60 days of the Ownership Date.

(2)	The calculation of percentages is based upon 239,384,820 shares outstanding on the Ownership Date, plus for each of the individuals listed above the shares subject to options and restricted stock units reflected in the middle column.

(3)	Based solely on information as of December 31, 2011 contained in a Schedule 13G/A filed with the SEC by PRIMECAP Management Company on February 13, 2012, which also indicates that it has sole voting power over 6,151,892 shares.

(4)	Based solely on information as of December 31, 2011 contained in a Schedule 13G filed with the SEC by FMR LLC, Edward C. Johnson III and Fidelity Management & Research Company on February 14, 2012, which also indicates that FMR LLC and Edward C. Johnson III each have sole dispositive power over 21,092,132 shares and FMR LLC has sole voting power over 758,433 shares.

(5)	Based solely on information as of December 30, 2011 contained in a Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 13, 2012.

(6)	Based solely on information as of December 30, 2011 contained in a Schedule 13G/A filed with the SEC by Capital Research Global Investors, a division of Capital Research and Management Company, on February 14, 2012, which also indicates that it disclaims beneficial ownership of such shares.

(7)	Based solely on information as of December 31, 2011 contained in a Schedule 13G/A filed with the SEC by Vanguard Chester Funds — Vanguard PRIMECAP Fund on January 27, 2012, which also indicates that it only has sole voting power over such shares.

(8)	Dr. Granata’s employment with Biogen Idec terminated on February 29, 2012.

(9)	Includes 15,580 shares held in a trust of which Ms. Schenk is the trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and greater-than-ten-percent stockholders to file initial reports of ownership and changes of ownership. As a practical matter, we assist our directors and executive officers by monitoring transactions and completing and filing Section 16 forms on their behalf. Based solely on information provided to us by our directors and executive officers, we believe that during 2011 all such parties complied with all applicable filing requirements except for the following form which was filed late due to administrative error: Form 4 filed on April 8, 2011 covering the automatic exercise of an option, on a net share settlement basis immediately before its expiration, on March 5, 2011 granted to Paul J. Clancy, our Executive Vice President, Finance and Chief Financial Officer.

CORPORATE GOVERNANCE

Director Independence

Board of Directors.    All of our directors and nominees for director, other than Dr. Scangos, our Chief Executive Officer, satisfy the independence requirements of The NASDAQ Stock Market, Inc. (NASDAQ). In determining that Dr. Papadopoulos is independent, our Board of Directors considered that we contributed $7,000 in 2011 for a scientific conference organized by a charitable foundation co-founded and chaired by Dr. Papadopoulos. In determining that Ms. Schenk is independent, our Board of Directors considered that (1) we contributed $5,000 in 2011 for a corporate governance conference organized by a nonprofit organization at which Ms. Schenk’s husband is a Director at Large and (2) Ms. Schenk is a director of Sempra Energy, which is a publicly regulated utility that supplied electricity to our former facility in San Diego, California, with the volume of business between Biogen Idec and Sempra Energy amounting to less than 1% of the revenues of each company.

Committees.    The committees of our Board of Directors consist solely of independent directors, as defined by NASDAQ. The members of the Finance and Audit Committee also meet the additional SEC and NASDAQ independence and experience requirements applicable specifically to members of the Finance and Audit Committee. In addition, all of the members of the Compensation and Management Development Committee are non-employee directors within the meaning of the rules under Section 16 of the Securities Exchange Act and outside directors for purposes of Section 162(m) of the Internal Revenue Code.

Leadership Structure.    We currently separate the roles of Chairman of the Board of Directors and Chief Executive Officer. Our Chairman, an independent director, presides at meetings of our Board of Directors, executive sessions of our independent directors and our annual meetings of stockholders. In addition, our Chairman sets the agenda for our Board of Directors meetings in collaboration with our Chief Executive Officer, recommends committee appointments and responsibilities in conjunction with the Corporate Governance Committee, and leads the process of evaluating our Chief Executive Officer. We believe that having an independent Chairman promotes a greater role for the independent directors in the oversight of the Company, including oversight of material risks facing the Company, encourages active participation by the independent directors in the work of our Board of Directors, enhances our Board of Directors’ role of representing stockholders’ interests, and improves our Board of Directors’ ability to supervise and evaluate our Chief Executive Officer and other executive officers.

Nominating Processes

The Corporate Governance Committee is responsible for identifying individuals qualified to become members of our Board of Directors and reviewing candidates recommended by stockholders. Stockholders may recommend nominees for consideration by the Corporate Governance Committee by submitting the names and supporting information to the Secretary, Biogen Idec Inc., 133 Boston Post Road, Weston, Massachusetts 02493. Any such recommendation should include at a minimum the name(s) and address(es) of the stockholder(s) making the recommendation and appropriate biographical information for the proposed nominee(s). Candidates who are recommended by stockholders will be considered in the same manner as candidates from other sources. For all potential candidates, the Corporate Governance Committee will consider all factors it deems relevant, including at a minimum those listed below in the subsection titled “Director Qualification Standards and Diversity.” Director nominations are recommended by the Corporate Governance Committee to our Board of Directors and must be approved by a majority of independent directors.

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board of Directors at an annual meeting of stockholders. In order to nominate a director candidate for election at an annual meeting of stockholders, a stockholder must give timely notice in writing to our Secretary at our principal executive offices and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received a stockholder’s notice not less than

90 days and not more than 120 days in advance of the first anniversary of the date our proxy statement was released to our stockholders in connection with the previous year’s annual meeting of stockholders. However, if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders is more than 30 days before or more than 60 days after the first anniversary of the previous year’s annual meeting of stockholders, we must receive a stockholder’s notice not earlier than the close of business on the 120th day prior to such annual meeting of stockholders and not later than the close of business on the later of (1) the 90th day prior to such annual meeting of stockholders and (2) the 10th day following the day on which public announcement of the date of such annual meeting of stockholders is first made. Information required by our Bylaws to be in the notice includes, among other things, the name, contact information and security ownership information for the candidate and the person making the nomination, any voting commitment by the candidate, whether the person making the nomination is part of a group that intends to deliver a proxy statement or solicit proxies, and other information about the proposed nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act and the related rules and regulations under that Section. The Corporate Governance Committee may also require any proposed nominee to furnish such other information as may be reasonably required to determine the eligibility of such proposed nominee to serve on our Board of Directors.

Annual Elections and Majority Voting

Our directors are elected annually to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Our directors must be elected by a majority of votes cast in uncontested elections, and by a plurality of votes cast in contested elections. In addition, following their appointment or election by stockholders to our Board of Directors, directors must submit an irrevocable resignation that will be effective upon (1) the failure to receive the required number of votes for reelection at the next annual meeting of stockholders at which they face reelection and (2) acceptance of such resignation by our Board of Directors. If an incumbent director fails to receive the number of votes required for reelection, our Board of Directors (excluding the director in question) will, within 90 days after certification of the election results, decide whether to accept the director’s resignation taking into account such factors as it deems relevant. Such factors may include the stated reasons why stockholders voted against such director’s reelection, the qualifications of the director and whether accepting the resignation would cause us to fail to meet any applicable listing standards or would violate state law. Our Board of Directors will promptly disclose its decision in a filing with the SEC.

Director Qualification Standards and Diversity

Our directors should possess the highest personal and professional ethics and integrity, understand and be aligned with our core values, and be committed to representing the long-term interests of our stockholders. Our directors must also be inquisitive and objective and have practical wisdom and mature judgment. In accordance with our Corporate Governance Principles, we endeavor to have a Board of Directors that represents diverse experience at strategic and policy-making levels in business, government, education, healthcare, science and technology, and collectively has knowledge and expertise in the functional areas of accounting and finance, risk management and compliance, strategic and business planning, human resources, marketing and commercial, and research and development. Consistent with our Corporate Governance Principles, in selecting nominees to our Board of Directors, the Corporate Governance Committee considers the diversity of skills and experience that a potential nominee possesses and the extent to which such diversity would enhance the perspective, background, knowledge and experience of our Board of Directors as a whole. While the Corporate Governance Committee focuses on obtaining a diversity of professional expertise on our Board of Directors rather than a diversity of personal characteristics, it recognizes the desirability of gender, ethnic and racial diversity and considers it an additional benefit when a new director can also increase the personal diversity of our Board of Directors as a whole.

Our directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on our Board of Directors for an extended period of time. We ask directors not to serve on more than six boards of public companies including ours. In addition, our Chief Executive Officer may not serve on more than two boards of directors of public companies in addition to ours.

Our Board of Directors does not believe that arbitrary term limits on directors’ service are appropriate, nor does it believe that directors should expect to be re-nominated. Regular evaluations are an important determinant for continued tenure. Our Corporate Governance Principles provide that directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities or any circumstances that may adversely affect their ability to carry out their duties and responsibilities effectively. Our directors are also expected, but not required, to offer their resignation to our Board of Directors effective at the annual meeting of stockholders in the year of their 75th birthday.

Committees and Meetings

Our Board of Directors has four standing committees, which are described in the table below. The chair of each committee periodically reports to our Board of Directors about such committee’s deliberations and decisions. Each committee’s charter is posted on our website, www.biogenidec.com, under the “Corporate Governance” subsection of the “About Us” section of the site. Also posted there are the Finance and Audit Committee Practices, which describe the key practices used by the Finance and Audit Committee in undertaking its functions and responsibilities, and our Corporate Governance Principles, which, together with our committee charters, provide the framework for our governance.

Committee	Function	Members	Meetings in 2011
Compensation and Management Development	Assists our Board of Directors with its overall responsibility relating to compensation and management development, including recommending the compensation of our Chief Executive Officer to our Board of Directors for approval, approval of compensation for our other executive officers, administration of our equity-based compensation plans and oversight of our talent management strategy and executive development programs (including senior level succession plans), and, together with the Corporate Governance Committee, recommending the compensation of our independent directors and Chairman. The Compensation and Management Development Committee Report is set forth in the section titled “Executive Compensation and Related Information.”	Robert W. Pangia (Chair) Alexander J. Denner Eric K. Rowinsky Lynn Schenk	9

Corporate Governance	Assists our Board of Directors in assuring sound corporate governance practices, identifying qualified individuals to consider for service on our Board of Directors, recommending qualified nominees to our Board of Directors and its committees, and, together with the Compensation and Management Development Committee, recommending the compensation of our independent directors and Chairman.	Lynn Schenk (Chair) Alexander J. Denner Brian S. Posner Stephen A. Sherwin William D. Young	6

Committee	Function	Members	Meetings in 2011
Finance and Audit	Assists our Board of Directors in its oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the performance of our internal audit function and our accounting and financial reporting processes. The Finance and Audit Committee has the sole authority and responsibility to select, evaluate, compensate and replace our independent registered public accounting firm. The Finance and Audit Committee Report is set forth below.	Nancy L. Leaming (Chair)† Caroline D. Dorsa† Stelios Papadopoulos Brian S. Posner	11

Science and Technology	Assists our Board of Directors in its oversight of our key strategic decisions involving research and development matters and our intellectual property portfolio.	Stephen A. Sherwin (Chair) Richard C. Mulligan Stelios Papadopoulos Eric K. Rowinsky William D. Young	8

†	Determined by our Board of Directors to be an audit committee financial expert.

Our Board of Directors met 11 times in 2011. No current director attended fewer than 75% of the total number of meetings of our Board of Directors and the committees on which he or she served during 2011. Our independent directors are required to meet without management present twice each year. Independent directors may also meet without management present at such other times as determined by our Chairman, or if requested by at least two other directors. In 2011, our independent directors met without management present 6 times. In addition, we expect all of our directors and director nominees to attend our annual meetings of stockholders. All of our directors attended our 2011 annual meeting of stockholders other than Drs. Papadopoulos and Mulligan.

Risk Oversight

Our Board of Directors provides oversight of material risks facing the Company. Our Board of Directors regularly receives information about our material strategic, operational, financial and compliance risks and management’s response to and mitigation of such risks. In addition, our risk management systems, including our internal and external auditing procedures, internal controls over financial reporting and corporate compliance programs, are designed in part to inform management and our Board of Directors about our material risks. As part of its risk oversight function, our Board of Directors also reviews our strategies for generating long-term value for our stockholders to ensure that such strategies will not motivate management to take excessive risks.

The committees of our Board of Directors help to oversee our material risks within their particular area of concern. Each committee meets regularly with management to ensure that management has properly identified relevant risks and is adequately monitoring, and where necessary taking appropriate action to mitigate, such risks. The Finance and Audit Committee meets regularly with our Chief Financial Officer, Chief Accounting Officer, Chief Audit Executive and representatives of our independent registered public accounting firm to assess the integrity of our financial reporting processes, internal controls and actions taken to monitor and control risks related to such matters. The Finance and Audit Committee also reviews our policies and internal procedures designed to promote compliance with laws and regulations, and meets regularly with our Chief Compliance Officer and Chief Legal Officer to assess the status of compliance activities and investigations. In addition, the Compensation and Management Development Committee oversees risks related to our compensation plans and arrangements, the Corporate Governance Committee oversees risks associated with director independence, conflicts of interest and other corporate governance matters, and the Science and Technology Committee oversees risks associated with our research and development programs and our intellectual property portfolio.

Compensation Risk Assessment

The Compensation Discussion and Analysis (CD&A) section of this Proxy Statement describes our compensation policies, programs and practices for our executive officers. Our goal-setting, performance assessment and compensation decision-making processes described in the CD&A apply to all employees. Our long-term incentive program provides different forms of awards depending upon an employee’s level, but is otherwise consistent throughout the Company. We offer a limited number of cash incentive plans, with employees eligible for either our annual cash incentive plan or a sales incentive compensation plan; no employee is eligible to participate in more than one cash incentive plan at any time. Our annual cash incentive plan is consistent for all participants globally, with the same Company performance goals, payout curves and administrative provisions regardless of the participant’s job level, location or function in the Company. In the CD&A, we describe the risk-mitigation controls for our compensation programs, including the role of our Compensation and Management Development Committee to review and approve the design, goals and payouts under our annual cash incentive plan and long-term incentive program as well as approving each executive officer’s compensation. In addition, we have reviewed the processes, controls and design of our sales incentive compensation plans. Based on our assessment, we believe that our compensation policies, programs and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Finance and Audit Committee Report

The Finance and Audit Committee’s role is to act on behalf of our Board of Directors in the oversight of all aspects of Biogen Idec’s financial reporting, internal control and audit functions. The Finance and Audit Committee has the sole authority and responsibility to select, evaluate, compensate and replace our independent registered public accounting firm. The roles and responsibilities of the Finance and Audit Committee are set forth in the written charter adopted by our Board of Directors, which is posted on our website, www.biogenidec.com, under the “Corporate Governance” subsection of the “About Us” section of the site. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

In fulfilling its oversight responsibilities, the Finance and Audit Committee reviewed and discussed with management the audited consolidated financial statements contained in Biogen Idec’s 2011 Annual Report on Form 10-K. The Finance and Audit Committee discussed with PricewaterhouseCoopers LLP, Biogen Idec’s independent registered public accounting firm, the overall scope and plans for the audit. The Finance and Audit Committee met with PricewaterhouseCoopers, with and without management present, to discuss the results of its examination, management’s response to any significant findings, its observations of Biogen Idec’s internal controls, the overall quality of Biogen Idec’s financial reporting, the selection, application and disclosure of critical accounting policies, new accounting developments and accounting-related disclosure, the key accounting judgments and assumptions made in preparing the financial statements and whether the financial statements would have materially changed had different judgments and assumptions been made, and other pertinent items related to Biogen Idec’s accounting, internal controls and financial reporting. The Finance and Audit Committee also discussed with representatives of Biogen Idec’s corporate internal audit staff their purpose and authority and their audit plan.

The Finance and Audit Committee also reviewed and discussed with PricewaterhouseCoopers the matters required to be discussed with the Finance and Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61, as amended). In addition, the Finance and Audit Committee discussed with PricewaterhouseCoopers the independence of PricewaterhouseCoopers from management and Biogen Idec, including the written disclosures and letter concerning independence received from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board. The Finance and Audit Committee has determined that the provision of non-audit services to Biogen Idec by PricewaterhouseCoopers is compatible with its independence.

During 2011, the Finance and Audit Committee provided oversight and advice to management in connection with Biogen Idec’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. In connection with this oversight, the

Finance and Audit Committee reviewed a report by management on the effectiveness of Biogen Idec’s internal control over financial reporting. The Finance and Audit Committee also reviewed PricewaterhouseCoopers’ Report of Independent Registered Public Accounting Firm included in Biogen Idec’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 related to its audit of the effectiveness of internal control over financial reporting.

In reliance on these reviews and discussions, the Finance and Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in Biogen Idec’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

The Finance and Audit Committee of our Board of Directors:

Nancy L. Leaming (Chair)

Caroline D. Dorsa

Stelios Papadopoulos

Brian S. Posner

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our Compensation and Management Development Committee (which is referred to in this section of the Proxy Statement as the “Committee” or as the “Compensation Committee”) oversees and administers our executive compensation programs. The Committee’s complete roles and responsibilities are set forth in the written charter adopted by our Board of Directors, which can be found at our website, www.biogenidec.com, under the “Corporate Governance” subsection of the “About Us” section of the site.

Overview

Our executive compensation programs are designed to deliver compensation that is competitive with our peer group and that allows us to attract and retain superior talent who can perform effectively and succeed in a demanding business environment. Our compensation programs are also designed to reward performance against pre-established goals and align the interests of our executives with our stockholders. Here are the ways that we achieve those objectives in our programs:

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We Emphasize Performance-Based Compensation.    Of the three principal elements of our executive compensation program — salary, annual cash incentive, and long-term incentives — only base salary is not tied directly and meaningfully to company performance. Of the total compensation granted in 2011 to our named executive officers, more than 70% was based on Company or individual performance.

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We Choose a Meaningful Peer Group.    We benchmark our executive compensation against a peer group composed of biotechnology and pharmaceutical companies that are representative of the companies against which we compete for talent while also considering such factors as size, business comparability and geographic scope of operations.

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We Select Objective Performance Metrics.    Our annual cash incentive program is weighted heavily toward objective performance metrics — revenue, free cash flow, non-GAAP earnings per share (non-GAAP EPS), market share and progress in our product pipeline and lifecycle management — and is variable based on individual performance. Payouts under our long-term incentive program are based on revenue, free cash flow, non-GAAP EPS and/or common stock price performance. We believe that the use of transparent objective criteria provides a clear incentive to achieve pre-established, strategic performance goals and aligns the interests of our executives with our stockholders.

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We Select the Right Performance Metrics.    We chose the objective performance metrics enumerated in the prior paragraph as our principal company performance metrics because we believe they drive value for our stockholders.

2011 Highlights

We believe our executive compensation programs are effectively designed and have worked well to implement a pay-for-performance culture that is aligned with the interests of our stockholders.

At the 2011 annual meeting of stockholders, in our first “Say on Pay” proposal, 97% of the votes cast were in favor of the compensation of our named executive officers. The Committee considered this very positive support for our compensation and continued to make compensation decisions consistent with our stated executive compensation philosophy and objectives.

We have retained the same overall compensation program for 2011 as we had during our 2010 fiscal year. We discuss our financial performance and other key events that occurred during 2011 in this “2011 Highlights” section.

•	Financial Performance. As noted above, revenue, free cash flow and non-GAAP EPS are the key financial performance measures that drive our compensation programs and our business. Our revenue,

free cash flow and non-GAAP EPS for 2011 exceeded the targets we set for our compensation programs. Our 2011 revenue and non-GAAP EPS performance metrics, as adjusted in accordance with the 2011 Annual Cash Incentive Plan, increased by 6% and 15%, respectively, over the comparable 2010 adjusted performance metrics. Free cash flow and AVONEX® (interferon beta-1a) and TYSABRI® (natalizumab) market share were new performance metrics for 2011. Common stock price performance — a key determinant of payouts under our market stock units — increased 64% in 2011.

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Product Pipeline.    We continued to progress our product lifecycle management, launching the JCV assay and obtaining TYSABRI label change approval in the European Union, and progress key pipeline products, including BG-12, PEGylated interferon beta-1a, dexpramipexole, daclizumab, factor VIII, and factor IX. We also made decisions to terminate certain R&D programs, allowing the company to focus resources where they will be most effective.

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Our Executive Team.    We continued to strengthen and broaden our executive team. Tony Kingsley was internally promoted to Executive Vice President, Global Commercial Operations during 2011, replacing Francesco Granata whose employment with Biogen Idec terminated on February 29, 2012. Kenneth DiPietro joined Biogen Idec as Executive Vice President, Human Resources in January 2012.

Independent Compensation Consultants

The Committee believes that independent advice is important in developing Biogen Idec’s executive compensation program and currently engages Frederic W. Cook & Co., Inc. (Cook) as its independent compensation consultant. Cook reports directly to the Committee and provides guidance on trends in executive and non-employee director compensation, the development of specific executive compensation programs, the composition of the Company’s compensation peer group and other matters as directed by the Committee. During 2011, the Company paid Cook approximately $167,077 in consulting fees directly related to these services. Cook does not provide any other services to Biogen Idec.

Executive Compensation Philosophy and Objectives

Our compensation and benefits programs have been selected and designed to achieve the following objectives:

•	to align employees’ rewards with stockholders’ long-term interests;

•	to offer a total compensation opportunity that is competitive within our talent market;

•	to attract and retain superior talent who can perform and succeed in our demanding business environment;

•	to ensure that our top performers receive rewards that are substantially greater than those received by others; and

•	to deliver pay in a manner that is cost-efficient and tax-efficient for the Company.

What is our compensation program designed to reward?

Our compensation program rewards the achievement of financial, strategic and operational goals set by the Committee and our Board of Directors by paying compensation that is competitive with our peers if performance targets are met. Exceeding target performance will result in higher payouts, while falling short of target performance will result in lower or, in some cases, no payouts.

The performance goals we set for the Company as a whole and those we set for individual executives are consistent with our Board-approved business plan and include:

•	Financial — For 2011, our financial goals were revenue, free cash flow and non-GAAP EPS targets and other measures of financial performance, such as market share and expense management. We added free cash flow and AVONEX and TYSABRI market share as performance metrics in 2011 because in combination with revenue and non-GAAP EPS, they provide a more robust measure of the Company’s current financial success than revenue and non-GAAP EPS alone.

•	Strategic — For 2011, our strategic goals were heavily weighted to our product pipeline objectives, along with development and product lifecycle efforts relating to TYSABRI.

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Operational — For 2011, our operational goals were generally measures of operational performance, such as our production capacity and capability, our efficiency in decision-making and operational activities, and effective recruitment, development and retention of talented employees.

How does the Committee set the performance goals?

The annual goals we set for the Company are tied directly to the Company’s annual operating plan and support our long-range plan. In setting our annual goals, in addition to our internal forecasts, we consider analysts’ projections for our performance and the performance of our peers and broad economic and industry trends. We establish challenging targets that result in payouts at target levels only when Company performance warrants it. The Committee is responsible for reviewing and approving our annual Company goals, targets and levels of payout (e.g., threshold, target and maximum) and for reviewing and approving actual performance results at the end of the respective performance period.

Our executive officers’ individual goals for each year are discussed with and subject to the Committee’s approval. Our CEO’s individual goals are also approved by the Committee with input from the Chairman and the other independent directors. In setting and approving the performance goals for our executive officers and for the Company, the Committee considers the alignment to our business plan and the degree of difficulty of attainment and the potential for the goals to encourage inappropriate risk-taking. The Committee has determined that these goals and how they are achieved do not put our patients, investors or the Company at any material risk.

The Committee typically approves Company and individual performance goals in the first quarter of each year. Performance goals for 2011 were presented by the CEO and approved by the Committee in February 2011.

Compensation Program Elements and Pay Level Determination

What is each element of compensation and why is it paid?

The Committee determines the forms of compensation we provide and approves the targeted compensation competitiveness relative to our compensation peer group. The role and purpose for each element of compensation is as follows:

Element	Role and Purpose
Base Salary	• Attract employees and recognize their skills and contributions in conducting our business.
Annual Cash Incentives	• Attain annual Company and individual goals that support long-term value creation.
Long-term Incentives

•  Align employees’ interests with our stockholders’ long-term interests.

•  Achieve annual financial goals.

•  Promote employee retention and stock ownership, and focus employees on enhancing stockholder value.

Benefits

•  Promote health and wellness.

•  Provide financial protection in the event of disability or death.

•  Provide tax-favored ways for employees to save towards their retirement, and encourage savings through competitive matches to employees’ retirement savings.

Each year, the Committee reviews the current compensation program design for its alignment with and support of our pay-for-performance objectives, its efficiency and cost-effectiveness, and its design and value relative to our peers’ practices and general trends. The Committee also discusses program design recommendations and approves changes to ensure that each compensation element and the overall program design are aligned with their intended role and purpose.

While the Committee considers the general mix of the elements of our compensation program, it does not target a specific mix of value for our compensation elements in either the program design or pay decisions. However, to more closely tie executive officers’ compensation to the Company’s performance and to recognize their ability and obligation to affect that performance, the individual performance of our executive officers is taken into account in determining their annual compensation amounts. As a result, our executive officers have more variability in their compensation than do non-executives.

Our performance-based approach also creates a motivational aspect to our compensation programs, as base salaries, annual incentive payments and long-term incentive (LTI) awards are all differentiated based on each executive officer’s overall performance rating, and the value realized from LTI awards is based on our Company performance relative to financial goals and our common stock price performance.

What factors are considered in determining the amounts of compensation?

The key factors the Committee considers in determining the amounts of compensation that we pay to our executive officers are:

•	External competitiveness — As discussed below, the Committee selects and references an appropriate peer group to ensure that the compensation opportunity we provide our executives is competitive.

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Company performance — Financial performance targets are a key factor in determining payouts under our annual cash incentive program and our LTI program. In addition strategic and operational objectives play a significant role in determining the degree of attainment of Company performance goals under our annual cash incentive program.

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Individual performance — Executive officers’ performance against individual performance goals is a factor in setting base salary levels, determining payouts under our annual cash incentive program, and determining the grant date value of each executive officer’s LTI awards.

Each year, to prepare for base salary, annual cash incentives and LTI award decisions, our CEO discusses with the Committee his assessment of each executive officer’s performance during the prior year, other than his own. To understand external competitiveness of our executive officers’ compensation, our CEO and the Committee review a report prepared by Biogen Idec’s internal compensation group and reviewed by the Committee’s consultant. The report compares the compensation of each executive officer other than our CEO relative to data for comparable positions at our peers, by compensation element. The data is drawn from compensation surveys and an analysis of our peers’ executive compensation disclosures.

Based on all of these factors, our CEO recommends to the Committee the compensation actions for each executive officer other than himself. The Committee considers all of the information presented, discusses the recommendations with our CEO and with Cook and applies its judgment to determine the target compensation for each executive officer.

At the Committee’s request, Cook prepares a report on CEO pay, comparing the level of our CEO’s compensation to comparable positions at our peers, by compensation element. Using this data, the Committee recommends and the Board of Directors approves the forms and target levels of our CEO’s compensation.

The actual compensation awarded to each executive officer, including our CEO, may be above or below the targeted competitiveness for the position at any time depending principally on our CEO’s and the Committee’s subjective assessment of individual contributions made by the executive officer.

What external market peer group is used for compensation comparisons, and how is it established?

Each year, the Committee’s consultant reviews our peer group for appropriateness, considering such factors as size (e.g., revenue and market capitalization), business comparability (e.g., research-based with multiple marketed products) and geographic scope of operations (e.g., global versus domestic-only presence). Our peer group is primarily composed of biotechnology and pharmaceutical companies, as we compete with companies in both of these sectors to hire and retain our executives. We also have included one life sciences tools and services company, Life Technologies, as it meets our size criteria, is in a similar industry code, and has been selected by proxy advisory firms as a comparator.

Our compensation decisions in February 2011, including base salary increases, target bonus opportunities under our annual cash incentive plan and annual long-term incentive grants, and in the remainder of 2011 were based on the following peer group, which was approved in April 2010.

Biotechnology Peers	Pharmaceutical Peers	Life Sciences Tools & Services
Amgen	Allergan	Life Technologies
Celgene	Bristol-Myers Squibb
Cephalon	Eli Lilly
Genzyme	Endo Pharmaceuticals
Gilead Sciences	Forest Laboratories
Mylan
Watson Pharmaceuticals

Cephalon and Genzyme were removed from our peer group during 2011 as a result of their being acquired by other companies.

For each of our peers, we analyze the Compensation Discussion and Analysis and other data filed during the prior year to identify those named executive officers whose positions are comparable to those held by our executive officers. We then compile and analyze the data for each comparable position. Our competitive analysis includes the compensation program structure and design as well as the value of the compensation.

We also use the Towers Watson U.S. CDB Pharmaceutical Executive Compensation Database (Towers Watson) and the SIRS Executive Compensation Survey (SIRS) in analyzing the competitiveness of executives’ compensation. For purposes of data for our early 2011 compensation decision-making, all of our named peers except Mylan participated in the Towers Watson survey and all of our named peers except Bristol-Myers Squibb, Cephalon, Eli Lilly and Endo Pharmaceuticals participated in the SIRS survey. Our analyses from these surveys are based on reports including only those companies that are in our peer group at the time we conduct our analyses. Benchmark compensation surveys are critical to assessing competitive practices and levels of compensation, as the data available in our peers’ public filings addresses only a limited number of our executive positions. We carefully selected these two benchmark compensation surveys based on the number of our peers that participate in the surveys, the number of positions reported by the surveys that are comparable to our executive positions and the standards under which the surveys are conducted, including data collection and analysis methodologies, provisions to ensure confidentiality, and quality assurance practices.

While the Towers Watson and SIRS benchmark compensation surveys both report LTI data, differences between the surveys in methodology and reporting result in LTI data that is not comparable between the sources. The Towers Watson survey, as compared to SIRS, has a higher proportion of our named peers as participants, and provides data on a more comparable set of benchmark positions. As a result, we relied on the Towers Watson survey for benchmark data for our 2011 LTI decisions for our executive-level positions, with the exception of our CEO, where we relied on data publicly reported by our named peers.

Description of the structure of each element of compensation

Base salaries are set based on individual performance, external competitiveness, retention and internal equity

We pay our executive officers a salary to provide a baseline level of compensation that is competitive with the external market and which reflects each executive’s past performance, experience, responsibilities and potential to contribute to our future success. While this subjective assessment of an executive officer’s contributions plays a role in determining that executive’s base salary, overall Company performance is not considered by the Committee when setting our base salaries. In recommending and determining individual base salaries, our CEO and the Committee consider the factors described above. Base salary increases from 2010 to 2011 for all of our executive officers averaged 3.78% and ranged from 3% to 4.5%. These increases were approved by the Committee in February 2011 as part of our annual compensation planning process. The 2011 base salary for each of our named executive officers, including our CEO, was at or below the median of our peer group.

Annual cash incentives motivate our executive officers to meet and exceed our short-term goals

We maintain an annual cash incentive plan that rewards near-term financial, strategic and operational performance. Our annual incentive opportunities, which are expressed as a percentage of base salary, are targeted near the median of our peer group. The Committee reviews our annual target incentive opportunities each year to ensure they are competitive. For 2011, our target annual cash incentive opportunities as a percent of year-end base salary remained at 125% for our CEO and 55% for other named executive officers. The approved targets reflected the median targets provided by our peers. The 2011 target total cash compensation (base salary plus annual cash incentives at target performance) for each of our named executive officers was at or below the median of our peer group.

The Committee approves all Company goals and payout curves for the annual cash incentive plan based on its review and discussion of our CEO’s recommendations.

For the 2011 Annual Cash Incentive Plan, we selected Company goals and assigned weights that reflected the Company’s established financial, strategic and operational objectives. In 2011, we assigned a total of 45% weight to financial and commercial market share goals, 45% to product pipeline and lifecycle goals and 10% to organizational and cultural goals. These goals and weights reflected the importance of linking reward opportunities to both near-term results and our progress toward longer-term results, and aligned management incentives with the enhancement of long-term stockholder value.

We consistently set our financial performance targets based on the annual operating plan and long-range plan approved by our Board of Directors and with reference to analyst consensus for Biogen Idec revenue and non-GAAP EPS based on the most current analyst reports at the time we set our targets. The following table presents our targets relative to analyst consensus for the years 2009 through 2011.

	2009		2010		2011
(revenues in millions)	Revenue	Non- GAAP EPS	Revenue	Non- GAAP EPS	Revenue	Non- GAAP EPS
Wall Street Estimates
High	$4,940	$4.44	$4,800	$4.65	$4,971	$6.10
Average	$4,472	$3.96	$4,519	$4.44	$4,683	$5.67
Low	$4,134	$3.36	$4,257	$4.18	$4,444	$5.29
Biogen Idec Targets
Target	$4,418	$4.15	$4,707	$4.60	$4,849	$5.89
Biogen Idec Target vs. Wall Street Average	99%	105%	104%	104%	104%	104%

The following table shows the Company goals and weighting that the Committee set for the 2011 Annual Cash Incentive Plan and our degree of attainment of these goals.

2011 Annual Cash Incentive Plan Company Targets and Results

						Payout Factor for 2011 Plan Year
		Target Performance Range
Company Goals	Weight	Threshold	Target	Maximum	Results
Near-term Value Delivery
Revenue (1)	13.5%	$4,622M	$4,849M	$5,149M	$5,059M	135%
Earnings Per Share (2)	13.5%	$5.51	$5.89	$6.27	$5.90	101.3%
Free Cash Flow (3)	9.0%	$1,280M	$1,422M	$1,564M	$1,491M	124.3%
Grow AVONEX Market Share	4.5%	0.20%	0.60%	1.00%	-0.10%	0%
Grow TYSABRI Market Share	4.5%	0.30%	0.70%	1.00%	0.40%	62.5%
Long-term Value Delivery
Product pipeline and lifecycle management	45%	We met or exceeded 8 of our 10 activities within this area, including patient enrollment in trials, filings and approvals, program decisions, and partnerships and collaborations. We partially met the remaining two activities, which were related to patient enrollment goals.				113.1%
Foundational
Improve employee engagement and operational efficiencies	10%	We improved employee engagement relative to our own targets and external benchmarks, continued to increase management spans of control, and reduced the number of management layers.				110%
Weighted Company Performance Multiplier (Numbers may not foot due to rounding)						108%

Notes to 2011 Annual Cash Incentive Plan Company Targets and Results Table

(1)	For purposes of the 2011 Annual Cash Incentive Plan, this performance metric is based on reported revenue with the adjustments described below. Our reported revenue for 2011 was approximately $5,049M. For purposes of determining the annual cash incentive payout, we reduced our reported revenue by approximately $37M due to the favorable foreign exchange rate impact included in our reported revenue compared to our budgeted amount and we increased our reported revenue by approximately $50M to add back the impact of the reduction in our share of RITUXAN revenues from unconsolidated joint business, which were reduced by approximately $50M in the second quarter of 2011 to reflect our share of the charge recognized by our collaboration with Genentech of approximately $125M, representing an estimate of compensatory damages and interest that might be awarded to Hoechst GmbH, in relation to Genentech’s on-going arbitration with Hoechst (Hoechst Arbitration Amount).

(2)	For purposes of the 2011 Annual Cash Incentive Plan, this performance metric is based on our publicly reported non-GAAP diluted EPS with further adjustments as described below. The reconciliation from GAAP to non-GAAP diluted EPS consists of adjustments related to the impact of: amortization of acquired intangible assets; charges related to stock options; restructuring related matters; fair value adjustment of contingent consideration associated with the 2010 Biogen Idec International Neuroscience GmbH acquisition and the 2011 purchase of the noncontrolling interest in our joint venture investments in Biogen Dompé SRL and Biogen Dompé Switzerland GmbH; and the tax effect of these adjustments.

Our reported non-GAAP diluted EPS for 2011 was $5.90. For purposes of the 2011 Annual Cash Incentive Plan, we increased non-GAAP diluted EPS by $0.12 per share to add back the impact of the reduction in our share of RITUXAN revenues from unconsolidated joint business, which were reduced by approximately $50M in the second quarter of 2011 to reflect our share of the Hoechst Arbitration Amount, and we reduced non-GAAP diluted EPS by: (1) $0.09 per share to reflect the net benefit to non-GAAP EPS deriving from the timing of the completion of our Denmark Integrated Large Scale manufacturing facility; (2) $0.01 per share to reflect the impact of our purchase of the noncontrolling interest in our joint venture investments in Biogen Dompé SRL and Biogen Dompé Switzerland GmbH; and (3) $0.03 per share relating to the impact of a tax settlement with the Massachusetts Department of Revenue. Numbers may not foot due to rounding.

(3)	For purposes of the 2011 Annual Cash Incentive Plan, this performance metric is based on our publicly reported non-GAAP net income adjusted for depreciation and amortization, capital expenditures and certain changes in working capital balances, stock-based compensation and other items appropriate to reflect the cash flows of our underlying business.

The plan provides for a range of payout from 0% to 150% for each Company goal and for the Company Multiplier as a whole, and from 0% to 225% for the Individual Multiplier. If either the Company Multiplier or the Individual Multiplier is 0%, there is no payout. The combined Company Multiplier and Individual Multiplier cannot exceed 225% for any named executive officer.

We determine the annual individual cash incentive payments using the following calculation:

Company Multiplier x Individual Multiplier x Incentive Target (%) x Annual Base Salary

The Company Multiplier represents a percentage that for 2011 was the weighted average of the results of the goals. The table above provides a detailed description of our performance against these goals. Based on these results, the Committee approved a 108% Company Multiplier for 2011.

The Individual Multiplier reflects each executive’s overall performance rating as part of our performance assessment process. Unlike our formulaic calculation of performance versus Company goals in determining the Company Multiplier, each named executive officer’s Individual Multiplier is based on a subjective evaluation of overall performance and consideration of the achievement of individual goals established at the beginning of the year. For 2011, our CEO recommended to the Committee an Individual Multiplier and bonus amount for each named executive officer other than himself based on his assessment of their individual contributions for the full year. The Committee considered all of the information presented, discussed our CEO’s recommendations with him and its consultant, and applied its judgment to determine the Individual Multiplier and bonus amount for each named executive officer. Our Board of Directors determined our CEO’s Individual Multiplier and bonus amount based on its assessment of his performance.

In its evaluation, the Committee assigned Individual Multipliers to our named executive officers of between 101% and 160% based on the following accomplishments during 2011:

George A. Scangos

•	Achieved $5.0B reported revenue, $5.90 reported non-GAAP EPS and $1.5B free cash flow versus targets of $4.8B, $5.89 and $1.4B, respectively.

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Advanced growth initiatives for our marketed products, through development of the AVONEX PEN® and dose titration regimen for AVONEX, and commercial availability of the JCV assay and inclusion of anti-JCV antibody status as an additional PML risk stratification factor in the product label for TYSABRI.

•	Received conditional approval from the European Commission for FAMPYRA.

•	Completed two Phase 3 studies of BG-12 and rapidly filed applications to the FDA and European Medicines Agency for marketing approval of BG-12.

•	Recruited outstanding individuals to head the Human Resources, Corporate Communications and Compliance organizations.

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Worked with the R&D organization to further focus and rationalize early stage pipeline and strengthen it, including through in-licensing transactions with Portola Pharmaceuticals and Isis Pharmaceuticals.

•	Established joint venture with Samsung Biologics to develop, manufacture and market biosimilars.

Paul J. Clancy

•	Achieved $5.0B reported revenue, $5.90 reported non-GAAP EPS, $1.5B free cash flow and $2.3B core operating expenses versus targets of $4.8B, $5.89, $1.4B and $2.2B, respectively.

•	Served as a principal driver of our financial performance and advocate for focus and fiscal constraint, whose contributions on strategy and on general business issues are uniformly excellent.

•	Led excellent interaction with investors, setting expectations and explaining our goals and strategy.

•	Achieved excellent results in managing our tax liabilities and in leading our business planning process.

Douglas Williams

•	Quickly, thoughtfully, and courageously rationalized our R&D pipeline.

•	Strengthened translational medicine and generally upgraded the level of science in our organization.

•	Renewed a sense of urgency within the R&D organization, which we believe will lead to an increasing quality of our pipeline.

•	Consistently took a broad view of issues that arose, understanding the business decisions to be made, and led R&D’s role in helping to achieve our near-term and longer-term objectives.

Steven H. Holtzman

•	Formed and led our new program executive organization, leading to major positive results for the Company during 2011.

•	Displayed excellent leadership of our business development function and stewardship of our business deals, such as Portola Pharmaceuticals, Samsung Biologics, Stromedix Pharmaceuticals and Isis.

•	Led the corporate strategy initiative during 2011 to ensure alignment and clear priorities for 2012 and beyond.

Franceso Granata

•	Smoothly transitioned leadership of Global Commercial Operations to Tony Kingsley.

•	Oversaw launch of FAMPYRA in the European Union.

•	Oversaw commercial availability of the JCV assay in the European Union.

John G. Cox

•	Led our Pharmaceutical Operations & Technology organization to a very high level of overall performance, efficiencies and quality.

•	Managed our operations effectively, resulting in successful FDA inspections and high product quality levels.

•	Delivered an excellent record of providing commercial and clinical supplies to ensure no product shortages and to keep pace with our clinical trials.

•	Innovated and implemented creative, cost-effective solutions, such as flexible factory and AVONEX PEN.

•	Demonstrated expertise and capabilities that served as a major attraction for biosimilars joint venture partners.

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Exhibited outstanding leadership, fostering a culture of continuous improvement and cost-consciousness, with groups that work extremely well, have high employee survey ratings, and are role models for diversity.

In addition to the established goals, the Committee reviews on a qualitative basis each named executive officer’s other contributions and competencies that are not covered by the individual performance goals, as well as relative performance among our named executive officers.

Based on the Committee’s evaluation, and our Board of Directors’ evaluation for Dr. Scangos, it determined the 2011 Individual Multipliers as set forth in the following table.

Name	Salary as of 12/31/2011	Company Multiplier	Individual Multiplier	Bonus Target (% of Salary)		Bonus Payout
George A. Scangos	$1,250,000	108%	160%	125%	=	$2,700,000
Paul J. Clancy	$606,320	108%	125%	55%	=	$450,193
Douglas Williams	$630,000	108%	125%	55%	=	$456,221
Francesco Granata	$624,000	108%	101%	55%	=	$373,200
Steven H. Holtzman	$600,000	108%	110%	55%	=	$392,040
John G. Cox	$520,000	108%	150%	55%	=	$463,320

Consistent with the design of our annual cash incentive plan, Dr. Williams’ annual cash incentive for 2011 was prorated from January 10, 2011 (his first day of employment) to the amount shown in the above table. The amounts in the above table may not foot due to rounding.

Long-term incentives align future earnings potential with Company performance and stockholders’ interests

All annual LTI awards granted to our executive officers and all executives at and above our vice president job level are performance-based. Our executive LTI program grants cash-settled performance shares and market stock units. We still grant time-based restricted stock units (RSUs) to executives, but only in lieu of cash-settled performance shares at the time of hire for executives who start employment after June 30th, as the performance period for cash-settled performance shares is substantially in progress at their time of hire.

Our LTI award grant values are differentiated based on individual performance, in accordance with established guidelines, as described in more detail below, and our awards provide opportunities that align compensation with stockholders’ interests and Company performance. In addition, our LTI grants reinforce our goal to retain top talent through multi-year vesting requirements.

Our 2011 cash-settled performance share awards had a one-year performance period based on revenue (40%), non-GAAP EPS (40%) and free cash flow (20%) results versus goals. We selected these measures to reinforce the importance of achieving and exceeding our financial goals. If the targets were achieved, 100% of the granted cash-settled performance shares would be eligible to vest. However, if performance was below or above target, the number of cash-settled performance shares eligible to vest would be similarly below or above target, based on the level of performance we achieved.

For the 2011 LTI grant of cash-settled performance share awards, we used the same revenue, non-GAAP EPS and free cash flow goals as the 2011 Annual Cash Incentive Plan, but allowed a higher maximum payout for higher results. The following table shows the Company goals and weighting that the Committee set for our 2011 cash-settled performance shares and our degree of attainment of these goals.

2011 Cash-Settled Performance Shares Company Targets and Results

						Payout Factor for 2011 Plan Year
		Target Performance Range
Company Goals (1)	Weight	Threshold	Target	Maximum	Results
Revenue	40%	$4,622M	$4,849M	$5,299M	$5,059M	135%
Earnings Per Share	40%	$5.51	$5.89	$6.47	$5.90	101.3%
Free Cash Flow	20%	$1,280M	$1,422M	$1,635M	$1,491M	124.3%
Weighted Company Performance Multiplier (Numbers may not foot due to rounding)						119%

Notes to 2011 Cash-Settled Performance Shares Company Targets and Results Table

(1)	See Notes to 2011 Annual Cash Incentive Plan Company Targets and Results Table for definitions and adjustments related to these goals and results.

We attained 119% of these three goals combined, resulting in our executives earning 119% of the number of cash-settled performance shares originally granted to them. The 2011 cash-settled performance shares remain subject to service-based vesting over three years from the grant date, thereby supporting the Company’s employee retention objectives. These awards are also aligned to common stock price performance because the value an executive may earn with respect to these awards will be based on the 60-calendar day average closing common stock price through each applicable vesting date. Since these awards are settled in cash on each vesting date, and no shares are issued, they will not dilute stockholders’ equity.

Market stock units are restricted stock units with the number of units earned based on common stock price performance (measured as the then-current 60-calendar day average) between the date of grant and each of the four annual vesting dates. If the common stock price target is achieved, 100% of the market stock units will vest. However, if performance is below or above target, the market stock units that will vest will be similarly below or above target, based on the level of performance actually achieved. If performance on a vesting date is below the minimum threshold of 50% of the original 60-calendar day average, the portion scheduled to vest on that date is forfeited. The maximum payout for market stock units is set at 150% of the shares granted, and is earned when performance is at or above 150% of the original 60-calendar day average. This ties executive compensation over the four-year vesting period even more directly to our common stock price performance. At each vesting date, the earned awards are settled in shares of our stock.

For the 2011 LTI grants of market stock units, one-fourth became eligible to vest in February 2012 and the number of shares earned for that vesting was determined on the vesting date. For the market stock units that were eligible to vest in February 2012, our common stock price performance was greater than 150% of target, so our executives received 150% of the target number of market stock units scheduled to vest at that time.

2011 LTI grant values reflected market practice and executive performance

We generally grant our LTI awards at the beginning of each year. Before approving our 2011 target LTI grant values, the Committee reviewed data on our market peers’ LTI grant values from the Towers Watson survey referred to above in the subsection titled “What external market peer group is used for compensation comparisons, and how is it established?” and publicly available data for LTI compensation expense and aggregate share usage among our peers. The Committee approved target LTI grant values for 2011, increasing our 2011 LTI grant guideline values for our executive vice presidents by 4% and making no change to the values for most other levels. The resulting target LTI grant values for our named executive officers for 2011 were below the median of the values granted by our market peers.

Our LTI grant guidelines significantly differentiate LTI grants based on individual performance and position level. As in prior years, our 2011 LTI grant guidelines were segmented by performance rating, ensuring that top performing employees receive larger grants than those with average performance. Specifically, our 2011 LTI grant guidelines for our middle-performing employees ranged from 75% to 125% of the target grant value and the guidelines for our highest-performing employees ranged from 160% to 225% of the target grant value. In 2011, we did not grant LTI to our lowest-performing employees. This approach allows us to meaningfully reward and effectively retain those employees who have the demonstrated potential to make the greatest contributions to our long-term success.

We have an established annual grant pattern that follows the completion of our internal performance reviews as well as our external analyses that include a review of peer equity practices and the data from the Towers Watson survey described earlier. Since 2004, we have made our annual LTI grant in February of each year following our annual earnings release. The date of each annual LTI grant is the date on which the Committee approves the individual grants, with the exception of grants to our CEO for whom grants are awarded upon the date of Board of Directors approval. Other grants, such as those in connection with a new hire, are granted on the first trading day of the month following the date of hire.

Our annual LTI grants to our named executive officers in 2011 reflected their contributions to our results in 2010 and ranged from 121% to 130% of the target LTI grant value with an average of 125% of the target LTI grant value. The value that will be realized from the cash-settled performance share grants depends on our 2011 revenue and non-GAAP EPS performance (as described above) and our common stock price on each of the vesting dates. The value that will be realized from the market stock unit grants depends on our common stock price on each of the vesting dates. Our common stock price is influenced by the Company’s performance and external market factors.

Benefits

In addition to eligibility for the benefit programs provided to all employees (for example, our employee stock purchase plan and medical, dental, vision, life and disability insurance), we provide certain supplemental benefits to executives. These benefits include:

•

Life Insurance.    All of our U.S. executives, including our named executive officers, receive Company-paid term life insurance equal to three times annual base salary, up to a maximum benefit of $1,500,000. Employees who are not executives receive Company-paid term life insurance equal to two times their annual base salary. The additional value of Company-provided life insurance for our executive officers reflects competitive practices and is consistent with our philosophy to provide appropriate levels of financial security for all of our employees. The cost of Company-paid life insurance in excess of a $50,000 insurance level is taxable income to U.S. employees and is not grossed up by the Company.

•

Tax Preparation, Financial and Estate Planning.    Our named executive officers, other than our CEO, are eligible for reimbursement of expenses incurred for tax preparation, financial and/or estate planning services, as well as the purchase of tax preparation and/or financial planning software, subject to annual expense limits of $7,500. Such reimbursements are taxable income to our executives and are not grossed up.

Retirement Plans

We maintain a Supplemental Savings Plan (SSP), which is a non-qualified deferred compensation plan covering our executive officers and other management employees in the U.S. We offer this plan as part of the retirement savings component of our benefits program. We designed the SSP to be competitive with the nonqualified deferred compensation plans offered by our peers. Details of the SSP are presented in the narrative preceding the 2011 Non-Qualified Deferred Compensation Table.

Post-termination Compensation and Benefits

We provide severance benefits to all of our executives if they are terminated without cause or in certain other instances following a corporate transaction or a change in control. The terms of these arrangements and the amounts payable under them are described below for each named executive officer in the subsection titled “Potential Payments Upon Termination or Change in Control.” We provide these benefits because we believe that some severance protection is necessary to help our executives maintain their focus when providing advice to the Company and making strategic decisions about a potential corporate transaction or change in control, and to demonstrate effective leadership in the closing and integration of approved transactions.

Share Ownership Requirement

We maintain share ownership requirements for our executive officers to strengthen the link our compensation programs create between our executives and our stockholders. Our current policy requires each named executive officer to maintain share or share-equivalent holdings as shown in the following table:

Share Requirement
CEO	75,000
Executive Vice Presidents	10,000

Our policy became effective for all current executive officers upon its adoption in 2009 and was amended in 2010 to give newly-elected executive officers five years from initial election to meet the requirement. Shares owned outright and unvested time-vested restricted stock units are credited toward the share ownership requirement. The policy requires retention of vested shares for any executive officer who does not maintain share ownership at or above the policy requirements. All of our executive officers currently meet or are on track to meet the share ownership requirement within five years from their initial election.

Recoupment of Compensation

We maintain policies to recover compensation from our employees who engage in detrimental or competitive activity. Detrimental activity includes any action or failure to act that constitutes financial malfeasance that is materially injurious to the Company, violates our Code of Business Conduct, results in restatement of our earnings or financial results or results in a violation or breach of law or contract. Competitive activity includes any action or failure to act that violates non-disclosure, non-competition and/or non-solicitation agreements. Our current annual cash incentive plan, the 2008 Performance-Based Management Incentive Plan, provides for the forfeiture and/or repayment of awards and our current long-term incentive plan, the 2008 Omnibus Equity Plan, also provides for the cancellation of LTI awards in these circumstances.

Tax-Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1 million the amount a company may deduct for compensation paid to its CEO or any of its other three named executive officers (excluding the Chief Financial Officer). This limitation does not, however, apply to compensation meeting the definition of qualifying performance-based compensation.

Management regularly reviews the provisions of our plans and programs, monitors legal developments and works with the Committee and its consultant to preserve Section 162(m) tax deductibility of compensation payments. Changes to preserve tax-deductibility are adopted to the extent reasonably practicable, consistent with our compensation policies and as determined to be in the best interests of the Company and our stockholders.

Amounts of base salary above $1 million are not deductible. Our annual cash incentive plan payouts in 2012 for our 2011 plan year and our 2011 grants of cash-settled performance shares and market stock units are designed to fall within the exception for qualifying performance-based compensation (and therefore to be tax-deductible compensation) under Section 162(m).

Compensation and Management Development Committee Report

The Compensation and Management Development Committee furnishes the following report:

The Committee has reviewed and discussed the Compensation Discussion and Analysis with Biogen Idec management. Based on this review and discussion, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by,

Robert W. Pangia (Chair)

Alexander J. Denner

Eric K. Rowinsky

Lynn Schenk

Summary Compensation Table

The following table shows the compensation paid to or earned by our named executive officers during the years ended December 31, 2009, December 31, 2010 and December 31, 2011, for the year(s) in which he or she was a named executive officer.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (1) (d)	Stock Awards ($) (2) (e)	Option Awards ($) (2) (f)	Non-Equity Incentive Plan Compensation ($) (3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4) (h)	All Other Compensation ($) (5) (i)	Total ($) (j)
George A. Scangos	2011	1,242,308		7,235,199		2,700,000	6,016	147,918	11,331,441
Chief Executive Officer	2010	516,923	500,000	6,894,906		1,207,094	88	288,590	9,407,601
Paul J. Clancy	2011	602,733		1,799,250		450,193	9,930	83,540	2,945,646
EVP and Chief Financial Officer	2010	572,808		1,406,234		380,932	7,598	52,170	2,419,742
	2009	524,231		999,951	475,884	279,840	6,456	101,039	2,387,401
Douglas Williams	2011	593,654	250,000	1,988,876		456,221		89,904	3,378,655
EVP, Research & Development
Steven H. Holtzman	2011	576,923	350,000	1,988,876		392,040	20	35,760	3,343,619
EVP, Corporate Development
Francesco Granata	2011	620,308		1,897,305		373,200	9,552	143,496	3,043,861
Former EVP, Global Commercial Operations	2010	542,308	400,000	1,707,505		365,185	275	257,572	3,272,845
John G. Cox	2011	476,702		1,799,250		463,320	2,086	139,817	2,881,175
EVP, Pharmaceutical Operations & Technology

Notes to Summary Compensation Table

(1)	The amounts in column (d) for Messrs. Scangos, Williams, Holtzman and Granata reflect a one-time cash payment in connection with their initial employment with the Company.

(2)	The amounts in column (e) and (f) reflect the grant date fair value for awards granted during 2011, 2010 and 2009. The amount in column (e) for Dr. Scangos for 2011 represents market stock units (MSU) and cash-settled performance shares (CSPS) and for 2010 represents MSU and restricted stock units (RSU). The amounts in column (e) for all other named executive officers for 2011, 2010 and 2009 represent: for 2011 and 2010, MSU and CSPS; and for 2009, RSU and Performance-Vested RSU (PVRSU). The fair value for MSU grants is estimated as of the date of grant using a lattice model with a Monte Carlo simulation. Assumptions used in this calculation are included on page F-45 in footnote 16 of our 2011 Annual Report on Form 10-K.

The amounts in column (f) reflect the fair value of stock option grants awarded in 2009 and are estimated as of the date of grant using a Black-Scholes option pricing model. Assumptions used in this calculation are included on page F-35 in footnote 12 of our 2009 Annual Report on Form 10-K. The fair values for the MSU and CSPS granted in 2011 are based on target performance. The table below shows the target and maximum payouts possible for the 2011 stock awards based on the value at the date of grant and the payout ranges.

Executive Officer	Target Payout	Maximum Payout
Dr. Scangos	$7,235,199	$12,665,239
Mr. Clancy	$1,799,250	$3,148,830
Dr. Williams	$1,988,876	$3,483,331
Mr. Holtzman	$1,988,876	$3,483,331
Dr. Granata	$1,897,305	$3,320,498
Mr. Cox	$1,799,250	$3,148,830

(3)	The amounts in column (g) reflect actual amounts paid for performance in 2011 under our annual cash incentive plan, which is discussed on page 30 of this Proxy Statement.

(4)	The amounts in column (h) reflect earnings in the Supplemental Savings Plan (SSP) that are in excess of 120% of the average applicable federal long-term rate. The federal long-term rate for 2011 applied in this calculation is 4.57%, the federal long-term rate effective in January 2011 when the fixed rate option was established for 2011. The federal long-term rate for 2010 applied in this calculation is 4.83%, the federal long-term rate effective in January 2010 when the fixed rate option was established for 2010. The federal long-term rate for 2009 applied in this calculation is 4.21%, the federal long-term rate effective in January 2009 when the fixed rate option was established for 2009. Details of the SSP are presented in the narrative preceding the 2011 Non-Qualified Deferred Compensation Table.

(5)	The amounts in column (i) for 2011 reflect the following:

Executive Officer	Company Matching Contribution to 401(k) Plan Account	Company Contribution to SSP Account	Personal Financial and Tax Planning Reimbursement (6)	Value of Company- Paid Life Insurance Premiums	Other (7)
Dr. Scangos	$14,700	$132,264		$954
Mr. Clancy	$14,700	$65,978	$1,750	$1,112
Dr. Williams	$14,700	$20,919	$3,410	$1,202	$49,673
Mr. Holtzman	$14,700	$19,915		$1,145
Dr. Granata	$14,700	$70,797	$5,170	$1,145	$51,684
Mr. Cox	$14,700	$44,690	$500	$859	$79,068

(6)	Dr. Scangos is not eligible to participate in our personal financial and tax planning reimbursement program.

(7)	Represent benefits under our executive relocation policy.

2011 Grants of Plan-Based Awards

The following table shows additional information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2011.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (2) ($) (l)
Name (a)	Grant Date (b)	Notes	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
George A. Scangos	02/10/11	(3)				25,110	50,220	75,330				3,610,316
	02/10/11	(4)				27,370	54,740	109,480				3,624,883
	02/10/11	(5)	781,250	1,562,500	2,343,750
Paul J. Clancy	02/09/11	(3)				6,255	12,510	18,765				899,340
	02/09/11	(4)				6,818	13,635	27,270				899,910
	02/09/11	(5)	166,738	333,476	500,214
Douglas Williams	02/01/11	(3)				6,878	13,755	20,633				988,844
	02/01/11	(4)				7,635	15,270	30,540				1,000,032
	02/01/11	(5)	173,250	346,500	519,750
Steven H. Holtzman	02/01/11	(3)				6,878	13,755	20,633				988,844
	02/01/11	(4)				7,635	15,270	30,540				1,000,032
	02/01/11	(5)	165,000	330,000	495,000
Francesco Granata	02/09/11	(3)				6,595	13,190	19,785				948,225
	02/09/11	(4)				7,190	14,380	28,760				949,080
	02/09/11	(5)	171,600	343,200	514,800
John G. Cox	02/09/11	(3)				6,255	12,510	18,765				899,340
	02/09/11	(4)				6,818	13,635	27,270				899,910
	02/09/11	(5)	143,000	286,000	429,000

Notes to 2011 Grants of Plan-Based Awards Table

(1)	Reflects the estimated future payouts for each named executive officer as of the grant date.

(2)	Represents the full grant date fair value as determined in accordance with accounting standards for stock compensation. The fair value for MSU grants is estimated as of the date of grant using a lattice model with a Monte Carlo simulation. Assumptions used in this calculation are included on page F-45 in footnote 16 of our 2011 Annual Report on Form 10-K.

(3)	These amounts relate to the annual grant of market stock units (MSU). These are performance stock units tied to the change in our common stock price between the grant date and each of four annual vesting dates. The number of MSU earned will be determined on each vesting date. Columns (f), (g), and (h) represent the number of MSU earned at the threshold of 50%, target of 100%, and the maximum of 150%, respectively. The award becomes eligible to vest ratably over four years. These awards are described on page 35 of this Proxy Statement.

(4)	These amounts relate to the annual grant of cash-settled performance shares (CSPS). These are performance stock units tied to our 2011 financial performance and are subject to time-based vesting. The number of CSPS earned was determined in early 2012 based on actual 2011 revenue, earnings per share and free cash flow performance versus target, and will vest ratably over three years. These awards are settled in cash at vesting based on our then-current common stock price. Columns (f), (g), and (h) represent the number of CSPS earned if the performance multiplier were 50%, 100%, and 200%, respectively. These awards are described on page 34 of this Proxy Statement.

(5)	These amounts relate to the annual cash incentive plan. The amounts shown in column (d) represent the 2011 target payout amount based on the target incentive percentage applied to each named executive officer’s base salary as of December 31, 2011. For 2011, the bonus targets were 125% of salary for Dr. Scangos and 55% of salary for all other named executive officers. The amounts in columns (c), (d) and (e) assume that the named executive officer’s Individual Multiplier is 100%. Columns (c), (d), and (e) represent a payment if the Company Multiplier were 50%, 100% and 150%, respectively. The amount for Dr. Williams reflects annualized opportunities; Dr. Williams’ actual bonus for 2011 was prorated based on his hire date. This plan is described on page 30 of this Proxy Statement.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table summarizes the equity awards that were outstanding as of December 31, 2011 for each of our named executive officers.

			Option Awards(1)					Stock Awards
Name (a)	Grant Date (b)	Notes	Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (e)	Option Exercise Price ($) (f)	Option Expiration Date (1) (g)	Number of Shares or Units of Stock That Have Not Vested (#) (2) (h)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3) (i)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4) (j)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3) (k)
George A. Scangos	7/15/2010	(4)(c)								21,339	2,348,357
	7/15/2010							42,110	$4,634,206
	2/10/2011	(4)(b)								65,141	7,168,767
	2/10/2011	(4)(c)								25,110	2,763,356
Paul J. Clancy	2/6/2004		13,000			43.50	02/05/14
	2/17/2005		8,400			67.57	02/16/15
	2/6/2006		10,990			44.24	02/05/16
	8/1/2006		6,000			41.03	07/31/16
	2/12/2007		18,100			49.31	02/11/17
	9/4/2007		20,000			63.55	09/03/17
	2/12/2008		32,955	10,985		60.56	02/11/18
	2/24/2009		13,392	13,393		49.65	02/23/19
	2/24/2009	(4)(a)								3,323	365,696
	2/24/2009							3,356	$369,328
	2/23/2010	(4)(b)								10,811	1,189,751
	2/23/2010	(4)(c)								4,281	471,124
	2/9/2011	(4)(b)								16,226	1,785,671
	2/9/2011	(4)(c)								6,255	688,363
Douglas Williams	2/1/2011	(4)(b)								18,171	1,999,719
	2/1/2011	(4)(c)								6,878	756,924
Steven H. Holtzman	2/1/2011	(4)(b)								18,171	1,999,719
	2/1/2011	(4)(c)								6,878	756,924
Francesco Granata	2/23/2010	(4)(b)								13,128	1,444,736
	2/23/2010	(4)(c)								5,198	572,040
	2/9/2011	(4)(b)								17,112	1,883,176
	2/9/2011	(4)(c)								6,595	725,780
John G. Cox	11/1/2007		2,175			72.87	10/31/17
	2/12/2008			5,783		60.56	02/11/18
	2/24/2009			7,588		49.65	02/23/19
	2/24/2009	(4)(a)								1,882	207,114
	2/24/2009							1,901	209,205
	2/23/2010	(4)(b)								6,562	722,148
	2/23/2010	(4)(c)								2,599	286,020
	5/3/2010							3,666	403,443
	2/9/2011	(4)(b)								16,226	1,785,671
	2/9/2011	(4)(c)								6,255	688,363

Notes to Outstanding Equity Awards At 2011 Fiscal Year-End Table

(1)	All stock option grants were granted with a ten-year term and remain exercisable through the end of the date noted. Stock option grants vest 25% over the first four anniversaries of grant unless otherwise noted.

(2)	Time-vested restricted stock units (RSU) vest 33% on the first three anniversaries of grant, unless otherwise noted.

(3)	The market value of awards is based on the closing price of the Company’s common stock as of December 31, 2011 ($110.05) as reported by the NASDAQ Global Select Market.

(4)	Performance based stock awards granted in 2011, 2010 and 2009:

(a)	Performance-vested restricted stock units (PVRSU) granted in 2009 were subject to the attainment of revenue and earnings per share performance criteria during 2009. Based on our performance, 99% of the number granted became eligible to vest ratably on the first three anniversaries of the grant date; the other 1% of the number granted was cancelled.

(b)	Cash-settled performance shares (CSPS) granted in 2011 and 2010. Columns (j) and (k) reflect the number earned based on our financial performance and December 31, 2011 common stock price. The number earned vests ratably over three years and the cash payout will be based on our 60 calendar-day average common stock price at vesting. These awards are described on page 34 of this Proxy Statement.

(c)	Market stock units (MSU) granted in 2011 and 2010. These are performance stock units tied to the change in our common stock price between the dates of grant and vesting. The number granted is eligible to vest ratably over four years. The number and value shown in columns (j) and (k), respectively, reflect threshold performance results. These awards are described on page 35 of this Proxy Statement.

2011 Option Exercises and Stock Vested

Our executive officers must use pre-established trading plans to sell shares of Biogen Idec stock. Trading plans may only be entered into when the executive is not in possession of material non-public information about the Company, and we require a waiting period following the establishment of a trading plan before any trades may be executed. Our policy is designed to protect against trading activity that may be perceived as suspect while still providing our executives an opportunity to realize the value intended by the Company in granting equity-based LTI awards.

Our share ownership requirements for our named executive officers are described above in the subsection titled “Share Ownership Requirement.”

The following table shows information regarding option exercises and vesting of stock awards for each named executive officer during the year ended December 31, 2011.

	Option Awards		Stock Awards
Name (1) (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized On Exercise ($) (2) (c)	Number of Shares Acquired on Vesting (#) (3) (d)	Value Realized on Vesting ($) (4) (e)
George A. Scangos			42,396	4,409,184
Paul J. Clancy	43,516	1,201,853	22,838	1,595,421
Francesco Granata			10,851	720,151
John G. Cox	52,499	1,342,684	13,792	977,362

Notes to 2011 Option Exercises and Stock Vested Table

(1)	Messrs. Williams and Holtzman did not have any vestings of awards during 2011.

(2)	The value realized is the difference between the market price at exercise and the option exercise price, times the number of shares acquired on each exercise.

(3)	Upon vesting, market stock units (MSU) and restricted stock units (RSU) were settled in shares. The number of shares acquired on vesting includes the following number of shares withheld to pay the minimum withholding of taxes:

Name	MSU	RSU
Dr. Scangos	8,911	8,791
Mr. Clancy	1,119	3,587
Dr. Granata	1,385
Mr. Cox	680	2,279

Upon vesting, the cash-settled performance shares (CSPS) were settled in cash. These terms of these awards are described on page 34 of this Proxy Statement.

(4)	The value realized for MSU and RSU is calculated as the closing price of the Company’s common stock on the vesting date, times the total number of shares vested. The value realized for CSPS is calculated using the 60 calendar-day average closing price of the Company’s common stock through the vesting date.

2011 Non-Qualified Deferred Compensation

Our Supplemental Savings Plan (SSP) covers our executive officers and other management employees in the U.S. The SSP replaced our prior deferred compensation plan as well as the Biogen, Inc. Voluntary Executive Supplemental Savings Plan. Employees whose base salary and annual cash incentives for the year exceed a specified limit ($245,000 in 2011) receive a Company-paid restoration match on the portion of their base salary, annual cash incentive and payments of cash-settled performance shares that exceeds this limit; the restoration match equals 6% of this excess compensation. The restoration match feature is intended to replace the amount of matching employer contributions that the participant would otherwise have been eligible to receive under our 401(k) plan but for the $245,000 limit imposed by Section 401(a)(17) of the Internal Revenue Code. In addition, eligible employees may make voluntary contributions of up to 80% of their base salary and 100% of their annual cash incentives, payments from cash-settled performance shares and, beginning in 2012, their equity compensation to the SSP, and thereby defer income taxes on such amounts until distribution is made from the SSP. The Company does not match participants’ voluntary contributions to the SSP. Our SSP provides for immediate vesting of the restoration match consistent with our immediate vesting of the Company match provided under our 401(k) plan.

Notional SSP accounts are maintained for each participant. Accounts include employee and employer contributions and reflect performance of notional investments selected by the employee or a default investment if the employee does not make a selection. These notional investment options include the mutual funds offered under our 401(k) plan as well as a fixed rate option which earns a rate of return determined each year by the Company’s retirement committee. For contributions to the SSP fixed rate option in 2011 and in 2012, this rate of return is set at 6.25%. Contributions to the fixed rate option continue to earn at the rate of return that was in effect during the year of contribution. The excess of the interest rate paid on the fixed rate option above 120% of the applicable federal long-term rate (compounded quarterly) earned by our named executive officers during 2011 is shown in the Summary Compensation Table. We fund the SSP liabilities through corporate owned life insurance (COLI) which we purchase with the written consent of SSP participants. We believe that the COLI policies will be sufficient to cover plan liabilities through the projected payout date so the plan will not require direct funding by the Company.

The following table shows a summary of all contributions to, earnings on and distributions received from the non-qualified deferred compensation plan for each of our named executive officers for the year ended December 31, 2011. The account balances as of year-end include all contributions and amounts earned by our named executive officers through the end of 2011 plus the contributions that the Company made in early 2012 based on earnings during 2011.

Name (a)	Executive Contributions in Last Fiscal Year (1) (2) ($) (b)	Company Contributions in Last Fiscal Year (3) ($) (c)	Aggregate Earnings in Last Fiscal Year (4) ($) (d)	Aggregate Distributions in Last Fiscal Year ($) (e)	Aggregate Balance at Last Fiscal Year-End ($) (f)
George A. Scangos	486,359	132,264	12,117		685,030
Paul J. Clancy		65,978	24,469		383,314
Douglas Williams		20,919			20,919
Steven H. Holtzman		19,915	74		19,990
Francesco Granata	604,675	70,797	35,248		777,255
John G. Cox	194,685	44,690	-12,752		359,780

Notes to 2011 Non-Qualified Deferred Compensation Table

(1)	The amounts in this column are also included in columns (c) and (g) of the Summary Compensation Table as non-qualified deferral of salary and non-qualified deferral of payments under the annual cash incentive plan, respectively.

(2)	The following table lists the compensation deferrals during 2010 by our named executive officers, as reported in the proxy statement for our 2011 annual meeting of stockholders.

Name	Amounts Previously Reported as Deferred During 2010
George A. Scangos	$36,923
Francesco Granata	$46,154

(3)	The amounts in this column are also included in column (i) of the Summary Compensation Table as Company contributions to the Supplemental Savings Plan.

(4)	Earnings in excess of 120% of the applicable federal long-term rate are reported in column (h) of the Summary Compensation Table for Dr. Scangos ($6,016), Mr. Clancy ($9,930), Dr. Granata ($9,552), Mr. Cox ($2,086), and Mr. Holtzman ($20). Dr. Williams did not have investments in the fixed rate option.

Potential Payments Upon Termination or Change in Control

Executive Severance Policy

Definition of Key Terms Relating to our Executive Severance Policy

Our Executive Severance Policy and benefits refer to certain key terms. These terms are defined in our 2008 Omnibus Equity Plan and are summarized below:

•

Change in Control:    the acquisition by one or more persons of more than 50% of our outstanding stock, other than in connection with a merger or consolidation, or a change in a majority of our incumbent directors other than as approved by a majority of our current incumbent directors and directors they have elected or whose nomination they have approved.

•

Corporate Transaction:    a merger or consolidation other than one in which our stockholders acquire or retain 50% or more of the voting power of the surviving corporation, or a liquidation, dissolution or sale of all or substantially all of the assets of Biogen Idec.

•

Involuntary Employment Action: following a change in control or corporate transaction, a termination by the Company without cause or a resignation by the employee because of material reduction in his or her authority, duties and responsibilities, a reduction in his or her base pay or target bonus opportunity or a relocation of his or her principal office by more than 100 miles roundtrip.

Arrangements for Messrs. Clancy, Williams, Holtzman, Granata and Cox

Messrs. Clancy, Williams, Holtzman and Cox participate in executive severance plans under which they are eligible to receive the following benefits:

•

In the event of a termination other than for cause (as defined in our 2008 Omnibus Equity Plan) and other than for reason of the executive’s death or disability, a lump sum severance payment equal to a minimum of nine months’ proration of the named executive officer’s then annual base salary and target annual cash incentive, with an additional two and one-half months for each full year of service to a maximum benefit of 21 months (with that number of months referred to as the “severance period”).

•

If, within two years following a corporate transaction or a change in control, the named executive officer experiences an involuntary employment action, a lump sum severance payment equal to two times the named executive officer’s then annual base salary plus target annual cash incentive. This payment is in lieu of any payment in the preceding paragraph.

These executive severance arrangements do not pay severance upon a termination for cause, retirement or upon death or disability. Dr. Granata participated in the above described executive severance plans prior to his termination. However, in the case of Dr. Granata, he was entitled to the maximum severance benefit of 21 months if his employment was terminated because of a breach by the Company of its obligations relating to expansion of his role on or before July 2012 (which time period was extended at the Company’s request from July 2011). The Company and Dr. Granata agreed to a termination of his employment effective February 29, 2012 and the Company agreed to provide Dr. Granata with the maximum 21 month severance benefit.

Our annual cash incentive plan provides for a prorated target bonus payment for terminations due to the death or disability of the participant, and for terminations arising from an involuntary employment action. As the annual cash incentive plan provides for payment of a full bonus to any participant remaining employed on the last day of the plan year, this amount is not included in the Potential Post-Termination Payments Table.

In any case where severance is payable under the plan, our named executive officers would also receive continuation of medical and dental insurance benefits until the earlier of the last date of the severance period or the date the executive becomes eligible to participate in another employer’s medical and dental insurance plans. These named executive officers are also provided up to nine months of executive-level outplacement services at our cost.

Dr. Scangos’ Arrangements

Dr. Scangos’ employment agreement provides that if his employment is terminated by the Company without cause or if he terminates his employment for good reason (as defined in his employment agreement), then he will be entitled to a lump sum payment of cash severance in the amount of two times his annual base salary and target annual cash bonus. Dr. Scangos would also receive continuation of medical and dental benefits until the earlier of 24 months or the date upon which he becomes eligible to receive substantially comparable benefits through another employer. In addition, he would be entitled to receive a pro rata portion of his annual cash bonus in the year such termination occurs based on actual performance or, in the event of a termination within two years following a change in control, the target annual cash bonus. Dr. Scangos would also be provided up to nine months of executive-level outplacement services at our cost.

Further, under Dr. Scangos’ employment agreement, if Dr. Scangos retires at or after age 65, his outstanding and unvested restricted stock units and cash settled performance shares will continue to vest as if he had remained employed by the Company.

Excise Tax Provisions

Prior to June 2009, we maintained an excise tax gross-up policy for all of our executives, including our named executive officers. Under this policy, if payments to these executive officers in the event of a corporate transaction or corporate change in control are subject to excise tax under Internal Revenue Code Section 4999, we will pay the executive officer an additional amount that equals the amount of the excise tax, plus the income and other payroll taxes arising from our payment of the excise tax amount (280G tax gross-up), so that the executive officer realizes the full intended benefit.

In June 2009, we changed our excise tax gross-up policy so that newly-hired executives are not eligible for any 280G tax gross-up but may elect to have severance payments reduced to an amount that will not be subject to excise tax. Consistent with this policy, Messrs. Scangos, Williams, Granata and Holtzman are not eligible for a 280G tax gross-up. As they were already eligible for this benefit prior to June 2009, Messrs. Clancy and Cox remain eligible for a 280G tax gross-up.

Awards Under Equity Plans

Under the provisions of our equity plans, if a change in control occurs, all outstanding options and stock awards under our equity plans become fully exercisable or vested, as the case may be, and options will remain exercisable until the original option expiration date.

In the event of a corporate transaction, we can either cause the surviving corporation to assume all equity awards or accelerate their vesting and exercisability immediately before the corporate transaction. If the equity awards are assumed and an executive officer’s employment is terminated in an involuntary employment action within two years following the corporate transaction, the equity awards that are assumed will become fully vested and, if applicable, exercisable. Under our equity plans, any assumed awards that become vested will remain exercisable through the earlier of twelve months from the termination date or the original option expiration date.

If the holder of an equity award retires, which is defined under our equity plans as leaving the employment of Biogen Idec after reaching age 55 with at least ten years of service, each then outstanding equity award not yet vested or exercisable would become immediately vested or exercisable upon such termination at a rate of 50% of the shares unvested at the time of retirement plus an additional 10% of the shares for each full year of service beyond ten years of service. Options vested under these provisions remain exercisable for 36 months from retirement or until the original option expiration date, if sooner. None of our named executive officers were eligible for potential payments under this retirement provision at December 31, 2011.

Potential Post-Termination Payments Table

The following table summarizes the potential payments to each named executive officer under various termination events. The table assumes that the event occurred on December 31, 2011 and the calculations use the closing price of our common stock on December 30, 2011 (the last trading day of 2011), which was $110.05 per share.

Name and Payment Elements (1) (a)	Voluntary Termination Unrelated to Corporate Transaction or Change in Control (2) ($) (b)	Involuntary by the Company Without Cause and Not Following a Corporate Transaction or Change in Control ($) (c)	Employment Action Following a Corporate Transaction or Change in Control ($) (d)
George A. Scangos
Cash Compensation
Severance		5,625,001	5,625,001
Equity Awards
Performance & time-vested restricted stock units			27,138,066
Benefits and Perquisites
Medical, Dental and Vision		26,319	26,319
Outplacement		14,000	14,000
Total		5,665,320	32,803,386
Paul J. Clancy
Cash Compensation
Severance		1,644,644	1,879,593
Equity Awards
Options			1,352,585
Performance & time-vested restricted stock units			7,188,703
Benefits and Perquisites
Medical, Dental and Vision		33,685	38,497
Outplacement		14,000	14,000
280G Tax Gross-Up			762,462
Total		1,692,329	11,235,840
Douglas Williams
Cash Compensation
Severance		732,375	1,953,000
Equity Awards
Performance & time-vested restricted stock units			4,270,358
Benefits and Perquisites
Medical, Dental and Vision		14,436	38,497
Outplacement		14,000	14,000
Total		760,811	6,275,855

Name and Payment Elements (1) (a)	Voluntary Termination Unrelated to Corporate Transaction or Change in Control (2) ($) (b)	Involuntary by the Company Without Cause and Not Following a Corporate Transaction or Change in Control ($) (c)	Employment Action Following a Corporate Transaction or Change in Control ($) (d)
Steven H. Holtzman
Cash Compensation
Severance		697,500	1,860,001
Equity Awards
Performance & time-vested restricted stock units			4,270,358
Benefits and Perquisites
Medical, Dental and Vision		14,436	38,497
Outplacement		14,000	14,000
Total		725,936	6,182,856
Francesco Granata
Cash Compensation
Severance	1,692,600	926,900	1,934,401
Equity Awards
Performance & time-vested restricted stock units			7,221,228
Benefits and Perquisites
Medical, Dental and Vision	23,029	12,611	26,319
Outplacement	14,000	14,000	14,000
Total	1,729,629	953,511	9,195,948
John G. Cox
Cash Compensation
Severance		1,410,500	1,612,000
Equity Awards
Options			744,516
Performance & time-vested restricted stock units			6,250,526
Benefits and Perquisites
Medical, Dental and Vision		33,685	38,497
Outplacement		14,000	14,000
280G Tax Gross-Up			759,981
Total		1,458,185	9,419,520

Notes to Post-Termination Payments Table

(1)	This table excludes payments under our annual cash incentive plan which would have been earned based on employment on December 31, 2011. In the event of an executive’s death or disability, the value of the accelerated stock options and restricted stock units would be as shown in column (d).

(2)	Dr. Granata’s employment with the Company terminated on February 29, 2012 and the Company agreed to provide Dr. Granata the payments reflected in column (b).

Director Compensation

This section describes the compensation of our non-employee directors and presents actual compensation in tabular form for our directors during 2011.

Dr. Scangos receives no compensation for his service on our Board of Directors. The following table presents the retainers and fees for all non-employee members of our Board of Directors in effect during 2011:

Retainers
Annual Board Retainer	$35,000 ($50,000 as of July 1, 2011)
Annual Retainers (in addition to Annual Board Retainer)
Independent Chairman of the Board	$60,000
Finance and Audit Committee Chair	$20,000
Compensation and Management Development Committee Chair	$15,000
Corporate Governance Committee Chair	$15,000
Science and Technology Committee Chair	$15,000
Finance and Audit Committee Member (other than Chair)	$ 5,000

Fees
Board of Directors Meetings (per meeting day)
In-person attendance	$ 2,500
Telephonic attendance	$ 1,500
Committee Meetings (per meeting)	$ 1,500

Our non-employee directors are also eligible to be paid a fee of $1,000 for each full day of service to the Company other than in connection with meetings of our Board of Directors or its committees.

Our directors may defer all or part of their cash compensation and, beginning in 2012, their equity compensation under our Voluntary Board of Directors Savings Plan, which is similar to our Supplemental Savings Plan described in the narrative preceding the 2011 Non-Qualified Deferred Compensation Table, but without any Company matching features. If directors choose to defer compensation, the plan periodically will credit their accounts with amounts of deemed investment results as if their deferred compensation was invested in notional investments selected by the director or a default investment if the director does not make a selection. These notional investment options include the mutual funds available under our 401(k) plan as well as a fixed rate option which earns a rate of return determined each year by the Company’s retirement committee. For director contributions to the fixed rate option in 2011 and 2012, this rate of return is set at 6.25%. Contributions to the fixed rate option continue to earn at the rate of return that was in effect during the year of contribution.

Directors are also reimbursed for actual expenses incurred in attending meetings of our Board of Directors and its committees, as well as service to our Board of Directors unrelated to such meetings.

Awards Under Our Non-Employee Directors Equity Plan

Our 2006 Non-Employee Directors Equity Plan was approved by stockholders at the 2006 annual meeting of stockholders, and approved in amended form at the 2010 annual meeting of stockholders.

General provisions of the plan.    While our plan allows for an initial award of up to a maximum of 35,000 shares of our common stock (or 50,000 for the independent Chairman of the Board) upon initial election to our Board of Directors, in 2010 our Board of Directors determined to no longer make such initial awards. Non-employee directors receive grants effective with the date of each annual meeting of stockholders (or a pro rata grant upon election other than at an annual meeting of stockholders), up to an annual maximum of 17,500 shares of our common stock (or 30,000 shares for the independent Chairman of the Board). Annual grants vest on the one-year anniversary of the date of grant or over a longer period in the discretion of the Compensation Committee.

Grants to directors are recommended by both the Compensation Committee and the Corporate Governance Committee, and approved by our Board of Directors, with the independent Chairman recused from discussion and voting upon his awards.

Grants During 2011.    In June 2011, the Compensation Committee and the Corporate Governance Committee recommended, and our Board of Directors approved annual grants to non-employee directors with a grant date fair value of $270,000 for each director and an additional grant of $270,000 for the independent Chairman. While the grant date fair values were above the median ($251,440) of our named peer group, our cash compensation for directors is below the median of that same group of named peers. The June 1, 2011 annual grants were awarded in the form of restricted stock units vesting in full on the first anniversary of the grant date.

Awards granted under the 2006 Non-Employee Directors Equity Plan will be subject to accelerated vesting upon termination of Board of Directors service by reason of death, disability, retirement and change in control (as such terms are defined in the plan). In addition, director awards will become fully vested upon an involuntary termination of Board of Directors service within two years following certain mergers or other corporate transactions, as defined in the plan.

Our directors must use pre-established trading plans to sell shares of Biogen Idec stock. Trading plans may only be entered into when the director is not in possession of material non-public information about the Company, and we require a waiting period following the establishment of a trading plan before any trades may be executed. Our policy is designed to protect against trading activity that may be perceived as suspect, while still providing our directors an opportunity to realize the value intended by the Company in granting equity-based awards.

On May 30, 2007, our directors adopted share ownership guidelines for our non-employee directors. These guidelines provide that each director other than the independent Chairman is to own 5,000 shares of Biogen Idec stock outright within five years following May 30, 2007, or within five years following initial election for directors elected after May 30, 2007. Under the guidelines, the independent Chairman is to own 10,000 shares of Biogen Idec stock outright within five years following his election as independent Chairman. All of our non-employee directors currently meet or are on track to meet the share ownership requirement within the applicable five year period.

2011 Director Compensation

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (1) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2) (f)	All Other Compensation ($) (3) (g)	Total ($) (h)
Alexander J. Denner	89,500	270,222					359,722
Caroline D. Dorsa	87,000	270,222					357,222
Nancy L. Leaming	108,000	270,222					378,222
Richard C. Mulligan	77,500	270,222					347,722
Robert W. Pangia	101,500	270,222			103,790		475,512
Stelios Papadopoulos	95,000	270,222					365,222
Brian S. Posner	96,500	270,222					366,722
Eric K. Rowinsky	91,000	270,222					361,222
Lynn Schenk	107,500	270,222					377,722
Stephen A. Sherwin	107,500	270,222					377,722
William D. Young	151,000	540,444					691,444

Notes to 2011 Director Compensation Table

(1)	Grant date fair value of 2011 annual time-vested restricted stock unit (RSU) grants to non-employee directors, as described in the narrative preceding this table. These RSUs are scheduled to vest in full and be settled in shares on the first anniversary of the grant date.

(2)	The amounts in column (f) represent earnings in the Voluntary Board of Directors Savings Plan that are in excess of 120% of the average applicable federal long-term rate. The federal long-term rate for 2011 applied in this calculation is 4.57%, the federal long-term rate effective in January 2011 when the fixed rate option was established for 2011. Only Mr. Pangia participates in the fixed rate option.

(3)	No disclosure is required in this column because the values of perquisites or other personal benefits provided to each non-employee director does not exceed $10,000.

Director Equity Outstanding at 2011 Fiscal Year-End

The following table summarizes the equity awards that were outstanding as of December 31, 2011 for each of the directors serving during 2011.

	Option Awards (1)		Stock Awards (2)
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Number of Shares or Units of Stock That Have Not Vested (#) (d)
Alexander J. Denner	29,309	11,666	2,900
Caroline D. Dorsa	14,237	23,333	2,900
Nancy L. Leaming	15,700		2,900
Richard C. Mulligan	29,309	11,666	2,900
Robert W. Pangia	63,250		2,900
Stelios Papadopoulos	46,675		2,900
Brian S. Posner	4,900		2,900
Eric K. Rowinsky	12,992	23,333	2,900
Lynn Schenk	5,975		2,900
Stephen A. Sherwin	12,992	23,333	2,900
William D. Young			5,800

Notes to Director Equity Outstanding at 2011 Fiscal Year-End Table

(1)	All stock options were granted with a ten-year term. Stock options granted to non-employee directors as part of the annual grant vest in full on the first anniversary of the grant date.

(2)	Restricted stock units granted to non-employee directors as part of the annual grant vest in full on the first anniversary of the grant date.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Code of Business Conduct, Corporate Governance Principles and Conflict of Interest Policy set forth our policies and procedures for the review and approval of transactions with related persons, including transactions that would be required to be disclosed in this Proxy Statement in accordance with SEC rules. Our Code of Business Conduct and Corporate Governance Principles are posted on our website, www.biogenidec.com, under the “Corporate Governance” subsection of the “About Us” section of the site. In circumstances where one of our directors or executive officers, or a family member, has a direct or indirect material interest in a transaction involving Biogen Idec, the Finance and Audit Committee must review and approve all such proposed transactions or courses of dealing. In determining whether to approve or ratify a transaction with a related person, among the factors the Finance and Audit Committee may consider (as applicable) are: the business reasons for entering into the transaction; the size of the transaction and the nature of the related person’s interest in the transaction; whether the transaction terms are as favorable to us as they would be to an unaffiliated third party; whether the transaction terms are more favorable to the related person than they would be to an unaffiliated third party; the availability of alternative sources for comparable products, services or other benefits; whether the transaction would impair the independence or judgment of the related person in the performance of his or her duties to us; for non-employee directors, whether the transaction would be consistent with NASDAQ’s requirements for independent directors; whether the transaction is consistent with our Conflict of Interest Policy which prohibits related persons and others from having a financial interest in any competitor, customer, vendor or supplier of ours; the related person’s role in arranging the transaction; the potential for the transaction to be viewed as representing or leading to an actual or apparent conflict of interest; and any other factors that the Finance and Audit Committee deems appropriate. In addition, certain transactions involving Biogen Idec that are deemed not to give rise to a direct or indirect material interest by a related person have standing pre-approval from the Finance and Audit Committee.

There are no relationships or transactions with related persons that are required to be disclosed in this Proxy Statement under SEC rules. Indeed, our Code of Business Conduct, which sets forth legal and ethical guidelines for all of our directors and employees, states that directors, executive officers and employees must avoid relationships or activities that might impair their ability to make objective and fair decisions while acting in their Company roles.

Indemnification

We indemnify our directors and executive officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to us. This is required under our Bylaws and we have also entered into separate agreements with each of our directors and executive officers to provide such indemnification.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2011 about:

•	the number of shares of common stock to be issued upon exercise of outstanding options and vesting of restricted stock units under plans adopted and assumed by us;

•	the weighted-average exercise price of outstanding options under plans adopted and assumed by us; and

•

the number of shares of common stock available for future issuance under our active plans: the 2008 Omnibus Equity Plan, the 2006 Non-Employee Directors Equity Plan and the 1995 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (1)	Weighted-average Exercise Price of Outstanding Options and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column) (3)
Equity compensation plans approved by stockholders	5,801,262	$52.75	14,929,446
Equity compensation plans not approved by stockholders
Total	5,801,262	$52.75	14,929,446

(1)	In connection with the merger of Biogen, Inc. with a subsidiary of IDEC Pharmaceuticals Corporation, we assumed all of Biogen, Inc.’s then outstanding options. On an as-converted basis, the options that we assumed from Biogen, Inc. consist of the following as of December 31, 2011: (1) outstanding options to purchase 40,250 shares of common stock under the Biogen, Inc. 1987 Scientific Board Stock Option Plan with a weighted average exercise price of $38.67; and (2) outstanding options to purchase 63,939 shares of common stock under the Biogen, Inc. 1985 Stock Option Plan with a weighted average exercise price of $37.27.

(2)	The weighted-average exercise price includes all outstanding stock options, including the as-converted Biogen, Inc. options described in footnote 1, but does not include restricted stock units which do not have an exercise price. If the restricted stock units were included in this calculation, the weighted average exercise price would be $15.36. The total number of restricted stock units included in the first column is 4,111,759.

(3)	Of these shares, (1) 11,266,654 remain available for future issuance under our 2008 Omnibus Equity Plan, (2) 818,803 remain available for future issuance under our 2006 Non-Employee Directors Equity Plan and (3) 2,843,990 remain available under our 1995 Employee Stock Purchase Plan, in each case as of December 31, 2011. In addition to shares issuable upon the exercise of options or rights, the shares under our 2008 Omnibus Equity Plan and our 2006 Non-Employee Directors Equity Plan may also be issued other than upon such exercise.

MISCELLANEOUS

Stockholder Proposals

Stockholder proposals submitted pursuant to Securities Exchange Act Rule 14a-8 and intended to be presented at our 2013 annual meeting of stockholders must be received by our Secretary no later than December 28, 2012 to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting.

A stockholder proposal not included in our proxy statement for the 2013 annual meeting of stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not less than 90 days and not more than 120 days in advance of the first anniversary of the date this Proxy Statement was released to our stockholders in connection with the Annual Meeting. However, if the date of the 2013 annual meeting of stockholders is more than 30 days before or more than 60 days after the first anniversary of the Annual Meeting, we must receive the stockholder’s notice not earlier than the close of business on the 120th day before the 2013 annual meeting of stockholders and not later than the close of business on the later of (1) the 90th day before the 2013 annual meeting of stockholders and (2) the 10th day following the day on which public announcement of the date of the 2013 annual meeting of stockholders is first made.

All stockholder proposals for our 2013 annual meeting of stockholders should be sent to the Secretary, Biogen Idec Inc., 133 Boston Post Road, Weston, Massachusetts 02493.

Other Stockholder Communications

Generally, stockholders who have questions or concerns should contact our Investor Relations department at (781) 464-2442. However, stockholders who wish to communicate directly with our Board of Directors, or any individual director, should direct questions in writing to the Secretary, Biogen Idec Inc., 133 Boston Post Road, Weston, Massachusetts 02493. Communications addressed in this manner will be forwarded directly to the Board of Directors or named individual director(s).

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the securities laws that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation and Management Development Committee Report, the Finance and Audit Committee Report, the content of www.biogenidec.com, including the charters of the committees of our Board of Directors, Corporate Governance Principles, Finance and Audit Committee Practices and Code of Business Conduct, included or referenced in this Proxy Statement shall not be incorporated by reference into any such filings.

Copies of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of householding proxy statements and annual reports. This means that, unless you have instructed otherwise, only one copy of our proxy statement, annual report or Notice of Internet Availability of Proxy Materials, as applicable, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any of these documents without charge to you if you write or call Investor Relations, Biogen Idec Inc., 133 Boston Post Road, Weston, Massachusetts 02493, (781) 464-2442. If you want to receive separate copies of our proxy statement, annual report or Notice of Internet Availability of Proxy Materials, as applicable, in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or phone number.

Manner and Cost of Proxy Solicitation

Biogen Idec pays the cost of soliciting proxies. In addition to solicitation by mail, our directors, officers and employees may contact you in person, by telephone or by email or other electronic means. None of our directors, officers or employees will receive additional compensation for soliciting you. We will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding our proxy solicitation materials to, and obtaining instructions relating to such materials from, beneficial owners of our common stock.

APPENDIX A

AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

If approved by stockholders, a new ARTICLE XII would be added to the Amended and Restated Certificate of Incorporation of Biogen Idec Inc. as follows (and the current Article XII would be renumbered as Article XIII):

ARTICLE XII

Unless the Board of Directors or one of its committees otherwise consents to the selection of an alternate forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action brought on behalf of the corporation and (ii) any direct action brought by a stockholder against the corporation or any of its directors or officers alleging a violation of the Delaware General Corporation Law, the corporation’s certificate of incorporation or bylaws or breach of fiduciary duties or other violation of Delaware decisional law relating to the internal affairs of the corporation; in each case excluding actions in which the Court of Chancery of the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts and can be subject to the jurisdiction of another court within the United States.

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APPENDIX B

AMENDMENT TO SECOND AMENDED AND RESTATED BYLAWS

If approved by stockholders, a new Section 2.3A would be added to the Second Amended and Restated Bylaws of Biogen Idec Inc. as follows (and the current Section 2.3 would be retitled “Special Meetings Called by Directors or Officers”):

2.3A Special Meetings Called by Stockholders

(a) Special meetings of the stockholders (each a “Stockholder Requested Special Meeting”) shall be called by the Secretary upon the written request of a stockholder (or a group of stockholders formed for the purpose of making such request) who or which (i) has Net Long Beneficial Ownership (as defined below) of 25% or more of the outstanding common stock of the corporation (the “Requisite Percent”) as of the date of submission of the request and (ii) has or have had continuous Net Long Beneficial Ownership of at least the same amount of securities so owned by such stockholder or by each member of such group of stockholders for at least one year as of the date of such request, subject to section 2.3A(b) below. Compliance by the requesting stockholder or group of stockholders with the requirements of this section and related provisions of these bylaws shall be determined in good faith by the Board, which determination shall be conclusive and binding on the corporation and the stockholders.

“Net Long Beneficial Ownership” (and its correlative terms), when used to describe the nature of a stockholder’s ownership of common stock of the corporation, shall mean those shares of common stock of the corporation as to which the stockholder in question possesses (a) the sole power to vote or direct the voting, (b) the sole economic incidents of ownership (including the sole right to profits and the sole risk of loss), and (c) the sole power to dispose of or direct the disposition. The number of shares calculated in accordance with clauses (a), (b) and (c) shall not include any shares (i) sold by such stockholder in any transaction that has not been settled or closed, (ii) borrowed by such stockholder for any purposes or purchased by such stockholder pursuant to an agreement to resell or (iii) subject to any option, warrant, derivative or other agreement or understanding, whether any such arrangement is to be settled with shares of common stock of the corporation or with cash based on the notional amount of shares subject thereto, in any such case which has, or is intended to have, the purpose or effect of (A) reducing in any manner, to any extent or at any time in the future, such stockholder’s rights to vote or direct the voting and full rights to dispose or direct the disposition of any of such shares or (B) offsetting to any degree gain or loss arising from the sole economic ownership of such shares by such stockholder.

(b) A request for a Stockholder Requested Special Meeting must be signed by the Requisite Percent of stockholders (or their duly authorized agents) and be delivered to the Secretary at the principal executive offices of the corporation by registered mail, return receipt requested. Such request shall (i) set forth a statement of the specific purpose or purposes of the meeting and the matters proposed to be acted on at such special meeting, (ii) bear the date of signature of each such stockholder (or duly authorized agent) signing the request, (iii) set forth (A) the name and address, as they appear in the corporation’s stock ledger, of each stockholder signing such request (or on whose behalf the request is signed), (B) the class, if applicable, and the number of shares of common stock of the corporation as to which such stockholder has Net Long Beneficial Ownership, (C) include evidence of the fact and duration of such stockholder’s beneficial ownership of such stock consistent with that which is required under Regulation 14A under the 1934 Act and (D) a certification that the stockholder satisfies the Net Long Beneficial Ownership requirement of these bylaws, (iv) set forth all information relating to each such stockholder that must be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case, pursuant to Regulation 14A under the 1934 Act, (v) contain the information required by Section 2.2 of these bylaws and (vi) include an acknowledgment by each stockholder and any duly authorized agent that any disposition of shares of common stock of the corporation as to which such stockholder has Net Long Beneficial Ownership as of the date of

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delivery of the special meeting request and prior to the record date for the proposed meeting requested by such stockholder shall constitute a revocation of such request with respect to such shares. In addition, the stockholder and any duly authorized agent shall promptly provide any other information reasonably requested by the corporation to allow it to satisfy its obligations under applicable law. Any requesting stockholder may revoke a request for a special meeting at any time by written revocation delivered to the Secretary at the principal executive offices of the corporation. If, following such revocation at any time before the date of the Stockholder Requested Special Meeting, the remaining requests are from stockholders holding in the aggregate less than the Requisite Percent, the Board, in its discretion, may cancel the Stockholder Requested Special Meeting.

(c) Notwithstanding the foregoing, the Secretary shall not be required to call a special meeting of stockholders if (i) the Board has called or calls an annual or special meeting of stockholders to be held not later than sixty (60) days after the date on which a valid request has been delivered to the Secretary (the “Delivery Date”); or (ii) the request (A) is received by the Secretary during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting; (B) contains an identical or substantially similar item (a “Similar Item”) to an item that was presented at any meeting of stockholders held within one hundred and twenty (120) days prior to the Delivery Date (and, for purposes of this clause (B) the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors); (C) relates to an item of business that is not a proper subject for action by the stockholders of the corporation under applicable law; (D) was made in a manner that involved a violation of Regulation 14A under the 1934 Act or other applicable law; or (E) does not comply with the provisions of this Section 2.3A.

(d) Any Stockholder Requested Special Meeting shall be held at such date, time and place within or without the state of Delaware as may be fixed by the Board; provided, however, that the date of any Stockholder Requested Special Meeting shall be not more than sixty (60) days after the record date for such meeting (the “Meeting Record Date”), which shall be fixed in accordance with Section 2.11 of these bylaws and if the Board fails to designate, within ten (10) days after the Delivery Date, the Meeting Record Date, then such Meeting Record Date shall be twenty (20) days after the Delivery Date; provided further that, if the Board fails to designate, within ten (10) days after the Delivery Date, a date and time for a Stockholder Requested Special Meeting, then such meeting shall be held at 9:00 a.m. local time on the 60th day after the Meeting Record Date (or, if that day shall not be a business day, then on the next preceding business day); and provided further that in the event that the Board fails to designate a place for a Stockholder Requested Special Meeting within ten (10) days after the Delivery Date, then such meeting shall be held at the corporation’s principal executive offices. In fixing a date and time for any Stockholder Requested Special Meeting, the Board may consider such factors as it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for meeting and any plan of the Board to call an annual meeting or a special meeting.

(e) Business transacted at any Stockholder Requested Special Meeting shall be limited to the purpose(s) stated in the request; provided, however, that nothing herein shall prohibit the corporation from submitting matters to a vote of the stockholders at any Stockholder Requested Special Meeting.

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NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

April     , 2012

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 8, 2012.

Vote by Internet

• Go to www.envisionreports.com/BIIB

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board recommends a vote FOR the election of all of the director nominees listed in Proposal 1 and FOR

Proposals 2, 3, 4 and 5.

1. Election of Directors. The twelve director nominees numbered 1 through 12 are standing for election to serve for a one-year term extending until the 2013 annual meeting of stockholders and their successors are duly elected and qualified.

For Against Abstain For Against Abstain

01—Caroline D. Dorsa 02—Stelios Papadopoulos 03—George A. Scangos

04—Lynn Schenk 05—Alexander J. Denner 06—Nancy L. Leaming

07—Richard C. Mulligan 08—Robert W. Pangia 09—Brian S. Posner

10—Eric K. Rowinsky 11—Stephen A. Sherwin 12—William D. Young

For Against Abstain

2. To ratify the selection of PricewaterhouseCoopers LLP as Biogen Idec’s 3. Say on Pay—An advisory vote on independent registered public accounting firm for the fiscal year ending executive compensation.

December 31, 2012.

For Against Abstain

For Against Abstain

4. To approve an amendment to Biogen Idec’s Amended and Restated 5. To approve an amendment to Biogen Idec’s

Certificate of Incorporation establishing Delaware as exclusive Second Amended and Restated Bylaws permitting forum for certain disputes. holders of at least 25% of common stock to call special meetings.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

01FTJB

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Biogen Idec Inc.

Proxy Solicited by Board of Directors for the 2012 Annual Meeting of Stockholders

To Be Held at Biogen Idec Inc., 15 Cambridge Center, Cambridge, Massachusetts 02142, on June 8, 2012, 9:00 A.M. (local time)

The undersigned hereby appoints George A. Scangos, Paul J. Clancy and Susan H. Alexander, and each of them (with full power to act alone), as proxies of the undersigned with all the powers the undersigned would possess if personally present and with full power of substitution in each of them to appear and vote all shares of common stock of Biogen Idec which the undersigned would be entitled to vote if personally present at the 2012 annual meeting of stockholders, and at any adjournment or postponement thereof.

The shares represented by this proxy will be voted as directed herein. If no direction is indicated, such shares will be voted FOR the election of all of the director nominees listed in Proposal 1 and FOR Proposals 2, 3, 4 and 5. As to any other matter that may properly come before the meeting or any adjournment or postponement thereof, said proxy holders will vote in accordance with their best judgment.

This proxy may be revoked in writing any time before the voting thereof. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the 2012 annual meeting of stockholders or any adjournment or postponement thereof.

(Items to be voted appear on reverse side.)

C Non-Voting Items

Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD.